Exhibit 10.20

Amended and Restated License Agreement

This Amended and Restated License Agreement (“Agreement”) is made on May 29, 2020 by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at [***] (“Roche [***]”)

and

Hoffmann-La Roche lnc.

with an office and place of business at [***] (“Roche US”; Roche [***] and Roche US together referred to as “Roche”)

on the one hand

and

lcagen, LLC (formerly known as Adjacent Acquisition Co., LLC; as assignee from lcagen, lnc., the party to the original License Agreement)

with an office and place of business at [***] (“lcagen”)

on the other hand,

with respect to an original License Agreement which was entered into with effect as of the Effective Date (the “Original Agreement”, as defined below).

Table of Contents

1.	Definitions		1
	1.1	Affiliate	1
	1.2	Agreement	1
	1.3	Agreement Term	1
	1.4	Applicable Law	1
	1.5	Calendar Quarter	2
	1.6	Calendar Year	2
	1.7	CCS	2
	1.8	CCS Criteria	2
	1.9	Change of Control	2
	1.10	Change of Control Group	2
	1.11	CLS	2
	1.12	CLS Criteria	2
	1.13	Clinical Study	2
	1.14	Combination Product	2
	1.15	Commercially Reasonable Efforts	3
	1.16	Companion Diagnostic	3
	1.17	Composition of Matter Claim	3
	1.18	Compound	3
	1.19	Compound lP	3
	1.20	Compulsory Sublicense Compensation	3
	1.21	Confidential lnformation	4
	1.22	Continuation Election Notice	4
	1.23	Control	4
	1.24	Cover	4
	1.25	Derivative Compound	4
	1.26	Effective Date	5
	1.27	EU	5
	1.28	Excluded Claim	5
	1.29	Expert	5
	1.30	FDA	5
	1.31	FDCA	5
	1.32	Field	5
	1.33	Filing	5
	1.34	First Commercial Sale	5
	1.35	FTE	5
	1.36	FTE Rate	5
	1.37	Generic Product	6
	1.38	Handle	6
	1.39	lcagen lP	6
	1.40	lcagen Know-How	6
	1.41	lcagen Patent Rights	6
	1.42	lcagen Technology	6
	1.43	lCD-10	6
	1.44	lFRS	6
	1.45	lND	6
	1.46	lndication	6
	1.47	lnitiation	7
	1.48	lnitiation of GLP Tox Study	7
	1.49	lnsolvency Event	7
	1.50	lnvention	7
	1.51	Joint Know-How	7
	1.52	Joint Patent Rights	7
	1.53	JOT	7

	1.54	JRC	7
	1.55	Know-How	7
	1.56	LSl	8
	1.57	LSl Criteria	8
	1.58	Major Countries	8
	1.59	NDA	8
	1.60	Net Sales	8
	1.61	Party	8
	1.62	Patent Rights	8
	1.63	Phase l Study	8
	1.64	Phase ll Study	8
	1.65	Phase lll Study	8
	1.66	Product	9
	1.67	Qualified Hit Class	9
	1.68	Qualified Hit Criteria	9
	1.69	Regulatory Filing	9
	1.70	Regulatory Approval	9
	1.71	Regulatory Authority	9
	1.72	Regulatory Exclusivity	9
	1.73	Research Plan	9
	1.74	Research Program	9
	1.75	Research Term	9
	1.76	Roche Group	10
	1.77	Roche lP	10
	1.78	Roche Know-How	10
	1.79	Roche Patent Rights	10
	1.80	Roche Technology	10
	1.81	Royalty Term	10
	1.82	Sales	10
	1.83	Sublicensee	11
	1.84	Target	11
	1.85	Territory	11
	1.86	Third Party	11
	1.87	US	11
	1.88	US$	11
	1.89	Valid Claim	11
	1.90	Additional Definitions	11
2.	Grant of License		12
	2.1	Licenses	12
	2.2	Sublicense	13
3.	Research Collaboration		13
	3.1	Conduct of the Research Program	13
	3.2	Records; Reports	14
4.	Diligence		15
5.	Development, Manufacturing, Regulatory Affairs and Commercialization		15
6.	Governance		15
	6.1	Joint Research Committee	15
	6.2	Members	15
	6.3	Responsibilities of the JRC	15
	6.4	Meetings	16
	6.5	Minutes	16
	6.6	Decisions	16
	6.7	lnformation Exchange	17
	6.8	Joint Operational Teams	17
	6.9	Alliance Director	17
	6.10	Limitations of Authority	17

	6.11	Expenses	17
	6.12	Lifetime	17
	6.13	Updates to lcagen	17
7.	Payment		17
	7.1	lnitiation Payment	17
	7.2	New Program lnitiation Payments	17
	7.3	Target 2 Achievement of Qualified Hit Criteria Payment	17
	7.4	Research Funding	18
	7.5	Development Event Payments	18
	7.6	Sales Based Events	19
	7.7	Royalty Payments	19
	7.8	Disclosure of Payments	21
8.	Accounting and reporting		21
	8.1	Timing of Payments	21
	8.2	Late Payment	21
	8.3	Method of Payment	21
	8.4	Currency Conversion	21
	8.5	Blocked Currency	21
	8.6	Reporting	22
9.	Taxes		22
10.	Auditing		22
	10.1	lcagen Right to Audit	22
	10.2	Audit Reports	23
	10.3	Over-or Underpayment	23
11.	Intellectual Property		23
	11.1	Ownership of lnventions	23
	11.2	German Statute on Employee’s lnventions	24
	11.3	Prosecution of Patent Rights Claiming lcagen lnventions	25
	11.4	Prosecution of Patent Rights Claiming Roche lnventions and Joint lnventions	25
	11.5	Patent Coordination Team	25
	11.6	Unified Patent Court (Europe)	26
	11.7	CREATE Act	26
	11.8	lnfringement	26
	11.9	Defense	27
	11.10	Common lnterest Disclosures	27
	11.11	Hatch-Waxman	28
	11.12	Patent Term Extensions	28
12.	lcagen Representations and Warranties		28
	12.1	Safety Data	28
	12.2	Third Party Patent Rights	28
	12.3	lnventors	28
	12.4	Grants	28
	12.5	Authorization	28
	12.6	Validity of Patent Rights	29
	12.7	Ownership and Validity of Know-How	29
	12.8	No Claims	29
	12.9	No Conflict	29
	12.10	No Other Representations	29
13.	Indemnification		29
	13.1	lndemnification by Roche	29
	13.2	lndemnification by lcagen	29
	13.3	Procedure	30
14.	Liability		30
	14.1	Limitation of Liability	30
15.	Obligation Not to Disclose Confidential lnformation		30
	15.1	Non-Use and Non-Disclosure	30

	15.2	Permitted Disclosure	30
	15.3	Press Releases	30
	15.4	Publications	31
	15.5	Commercial Considerations	31
16.	Term and Termination		32
	16.1	Commencement and Term	32
	16.2	Termination	32
	16.3	Consequences of Termination	33
	16.4	Survival	37
17.	Bankruptcy		37
18.	Miscellaneous		37
	18.1	Governing Law	37
	18.2	Disputes	37
	18.3	Arbitration	38
	18.4	Assignment	39
	18.5	Debarment	39
	18.6	lndependent Contractor	39
	18.7	Unenforceable Provisions and Severability	40
	18.8	Waiver	40
	18.9	Appendices	40
	18.10	Entire Understanding	40
	18.11	Amendments	40
	18.12	lnvoices	40
	18.13	Notice	40

Amended and Restated License Agreement

WHEREAS, lcagen is a biotechnology company with an integrated platform for ion channel drug discovery, and expertise in ion-channel biology and possesses proprietary technology and intellectual property rights relating thereto; and

WHEREAS, Roche is a pharmaceutical company with drug development knowledge and expertise in the field of neuroscience, and specifically neurodevelopmental disorders, and has expertise in the research, development, manufacture and commercialization of pharmaceutical products; and

WHEREAS, Roche and lcagen (as assignee of lcagen, lnc.) are parties to a License Agreement effective December 4, 2018 (the “Original Agreement”) and intend that this Agreement amend and restate in its entirety the Original Agreement;

WHEREAS, Roche and lcagen have been applying lcagen’s ion channel integrated drug discovery platform to identify, research and develop (i) [***] and (ii) [***] of both Roche and lcagen, for subsequent clinical development and commercialization, and now wish to enter one or more subsequent project collaborations under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, neither [***] and/or its subsidiaries (if any) nor [***] and/or its subsidiaries (if any) shall be deemed as Affiliates of Roche unless Roche provides written notice to lcagen of its desire to include [***], [***] and/or their respective subsidiaries (as applicable) as Affiliate(s) of Roche.

1.2	Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.3	Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 16, expiring on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.4	Applicable Law

The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same is applicable to the performance by the Parties of their respective obligations under this Agreement.

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1.5	Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.6	Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.7	CCS

The term “CCS” shall mean a clinical candidate selected Compound identified by the JRC as having met the CCS Criteria; this is also known as [***] within Roche.

1.8	CCS Criteria

The term “CCS Criteria” shall mean the criteria set forth in Appendix 1.8.

1.9	Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement.

1.10	Change of Control Group

The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.11	CLS

The term “CLS” shall mean a clinical lead selected Compound formally identified by the JRC as having met the CLS Criteria.

1.12	CLS Criteria

The term “CLS Criteria” shall mean the criteria set forth in Appendix 1.12.

1.13	Clinical Study

The term “Clinical Study” shall mean a Phase l Study, Phase ll Study, or Phase lll Study, as applicable.

1.14	Combination Product

The term “Combination Product” shall mean

a)	a single pharmaceutical formulation containing as its active ingredients both a Compound and one or more other therapeutically or prophylactically active ingredients,

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b)	a combination therapy comprised of a Compound and one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, or

c)	a combination therapy comprised of a Compound and a Companion Diagnostic, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

For clarity, with respect to Net Sales of a Combination Product, the Net Sales of a Combination Product shall only include the Relative Commercial Value as set forth in Section 7.7.3.

1.15	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean such level of efforts consistent [***].

However, Roche (and its Affiliates) does not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential indication. As a result, the exercise of diligence by Roche is to be determined [***].

1.16	Companion Diagnostic

The term “Companion Diagnostic” shall mean any product that is used for predicting and/or monitoring the response of a human being to treatment with a Product (e.g. device, compound, kit, biomarker or service that contains a component that is used to detect or quantify the presence or amount of an analyte in body or tissue that affects the pathogens of the disease).

1.17	Composition of Matter Claim

The term “Composition of Matter Claim” shall mean, for a given Product in a given country of the Territory, a Valid Claim of an lcagen Patent Right or Joint Patent Right which claims the composition of matter of the Compound alone per se included in such Product.

1.18	Compound

The term “Compound” shall mean any compound that modulates the Target and is identified by or on behalf of the Parties under a Research Plan and during the applicable Research Term using lcagen Technology.

1.19	Compound lP

The term “Compound lP” shall mean any and all intellectual property and know-how covering the making, using, selling, offering for sale or importing of a Compound.

1.20	Compulsory Sublicense Compensation

The term “Compulsory Sublicense Compensation” shall mean, for a given country or region in the Territory, the compensation paid to Roche by a Third Party (a “Compulsory Sublicensee”) under a license or sublicense of lcagen Patent Rights and Joint Patent Rights granted to the Compulsory Sublicensee (the “Compulsory Sublicense”) through the order, decree or grant of a governmental authority having competent jurisdiction in such country or region, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Product in such country or region.

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1.21	Confidential lnformation

The term “Confidential lnformation” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential lnformation shall not include any information, data or know-how that:

(i)	was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)	can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(iii)	is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(iv)	is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential lnformation, or

(v)	is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential lnformation of both Parties.

1.22	Continuation Election Notice

The term “Continuation Election Notice” shall mean the notice lcagen provides to Roche under Section 16.3.1 or 16.3.3 describing (i) lcagen’s bona fide intentions to continue ongoing development and commercialization of Product(s) and (ii) lcagen’s request for Roche’s continuation of activities during the termination period and/or transfer of the data, material and information relating to the Product(s) in accordance with Section 16.3.1 or 16.3.3.

1.23	Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

1.24	Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under or ownership in the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.25	Derivative Compound

The term “Derivative Compound” shall mean a compound which is derived from a Compound during a Research Term or the [***] period following the end of such Research Term by or on behalf of Roche, or by lcagen in performance of medicinal chemistry optimization directed [***]. A compound will be deemed to have been “derived” from a Compound if it (i) is the result of a chemical modification made to a Compound, (ii) [***], or (iii) [***]. However, a compound is not a Derivative Compound (a) [***], or (b) [***].

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1.26	Effective Date

The term “Effective Date” shall mean December 4, 2018.

1.27	EU

The term “EU” shall mean the European Union and all its then-current member countries but including in any case [***] regardless of whether they are then-current member countries.

1.28	Excluded Claim

The term “Excluded Claim” shall mean a dispute, controversy or claim between the Parties that concerns (a) the validity or infringement, scope, enforceability or inventorship of a patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition Applicable Law, whether or not statutory.

1.29	Expert

The term “Expert” shall mean a person with no less than [***] years of pharmaceutical industry experience and commercial expertise having occupied at least [***] senior position within a large pharmaceutical company relating to product development and/or licensing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.30	FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America.

1.31	FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act of 1938 and applicable regulations promulgated thereunder, as amended from time to time.

1.32	Field

The term “Field” shall mean all therapeutic, prophylactic and diagnostic uses of small molecule modulators of the Target.

1.33	Filing

The term “Filing” shall mean the filing of an application by the FDA as defined in the FDCA and applicable regulations, or the equivalent application to the equivalent agency in any other country or group of countries, the official approval of which is required before any lawful commercial sale or marketing of Products.

1.34	First Commercial Sale

The term “First Commercial Sale” shall mean, on a country-by-country basis, the first invoiced sale of a Product to a Third Party by the Roche Group following the receipt of any Regulatory Approval required for the sale of such Product, or if no such Regulatory Approval is required, the date of the first invoiced sale of a Product to a Third Party by the Roche Group in such country.

1.35	FTE

The term “FTE” shall mean a full-time equivalent person-year, based upon a total of no less than [***] working hours per year, undertaken in connection with the conduct of research in a Research Program.

1.36	FTE Rate

The term “FTE Rate” shall mean the amount of [***] United States Dollars (US$[***]) per FTE, on a fully burdened cost basis. Notwithstanding the foregoing, during the second extension period pursuant to Section 3.1.5, the FTE Rate shall mean the amount of [***] United States Dollars (US$[***]).

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1.37	Generic Product

The term “Generic Product” shall mean a product that is not produced, licensed or owned by the Roche Group that (i) contains a pharmaceutically active ingredient that is the same as the Compound in the Product and (ii) has the same or substantially the same labelling as the applicable Product for at least one lndication of such Product.

1.38	Handle

The term “Handle” shall mean preparing, filing, prosecuting (including interferences, reissue, re-examination, post-grant reviews, inter-parties reviews, derivation proceedings and opposition proceedings) and maintaining.

1.39	lcagen lP

The term “lcagen lP” shall mean lcagen Know-How and lcagen Patent Rights.

1.40	lcagen Know-How

The term “lcagen Know-How” shall mean the Know-How that lcagen Controls at the Effective Date and during the Agreement Term, relating to or arising from the discovery, manufacture, development or commercialization of or Covering a Product, or that relate to lcagen Technology.

1.41	lcagen Patent Rights

The term “lcagen Patent Rights” shall mean the Patent Rights that lcagen Controls at the Effective Date and during the Agreement Term, relating to or arising from the discovery, manufacture, development or commercialization of or Covering a Product, or that relate to lcagen Technology.

1.42	lcagen Technology

The term “lcagen Technology” shall mean lcagen’s proprietary integrated platform for ion-channel drug discovery.

1.43	lCD-10

The term “lCD-10” shall mean the Tenth Revision of the lnternational Classifications of Diseases and Related Health Problems, as may be revised or amended from time to time, or a successor classification.

1.44	lFRS

The term “lFRS” shall mean lnternational Financial Reporting Standards.

1.45	lND

The term “lND” shall mean an application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a Product in humans.

1.46	lndication

The term “lndication” shall mean a disease (i) for which the Product is indicated for treatment and (ii) that is either (a) described in the Product label as required by the Regulatory Approval granted by the applicable Regulatory Authority, or (b) anticipated to be described in the Product label in the case of a Product that has yet to receive Regulatory Approval. [***].

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1.47	lnitiation

The term “lnitiation” shall mean the date that a human is first dosed with the Product in a Clinical Study approved by the respective Regulatory Authority.

1.48	lnitiation of GLP Tox Study

The term “lnitiation of GLP Tox Study” shall mean the date that an animal is first dosed with the Product in a study of the relationship between dose and its effects on the exposed animal, where (i) the study is to be conducted in accordance with Good Laboratory Practice standards and (ii) the study has been designed in expectation that the results may support establishment of a safe starting dose of the Product in human Clinical Studies.

1.49	lnsolvency Event

The term “lnsolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; (v) is unable to pay its debts as they become due in the ordinary course of business.

1.50	lnvention

The term “lnvention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an lnvention may be made by employees of lcagen solely or jointly with a Third Party (an “lcagen lnvention”), by employees of the Roche Group solely or jointly with a Third Party (a “Roche lnvention”), or jointly by employees of lcagen and employees of the Roche Group with or without a Third Party (a “Joint lnvention”).

1.51	Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by employees of lcagen and the Roche Group, with or without a Third Party in connection with any activity carried out pursuant to this Agreement.

1.52	Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint lnvention.

1.53	JOT

The term “JOT” shall mean a joint operating team described in Section 6.8.

1.54	JRC

The term “JRC” shall mean the joint research committee described in Section 6.1.

1.55	Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical and clinical data, assays, platforms, formulations, specifications, quality control testing data, that are confidential and necessary or useful for the discovery, manufacture, development or commercialization of Products.

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1.56	LSl

The term “LSl” shall mean a lead series identified Compound formally identified by the JRC as having met the LSl Criteria; this is also known as [***] within Roche.

1.57	LSl Criteria

The term “LSl Criteria” shall mean the criteria set forth in Appendix 1.57.

1.58	Major Countries

The term “Major Countries” shall mean the [***].

1.59	NDA

The term “NDA” shall mean a new drug application, including all necessary documents, data, and other information concerning a Product, required for Regulatory Approval of the Product as a pharmaceutical product by the FDA or an equivalent application to the equivalent agency in any other country or group of countries (e.g. the marketing authorization application (MAA) in the EU).

1.60	Net Sales

The term “Net Sales” shall mean, for a Product in a particular period, the amount calculated by subtracting from the Sales of such Product for such period: [***]. For clarity, no deductions taken in calculating Sales under Section 1.82 may be taken a second time in calculating Net Sales.

1.61	Party

The term “Party” shall mean lcagen or Roche, as the case may be, and “Parties” shall mean lcagen and Roche collectively.

1.62	Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, re-examination, renewal, divisional, continuation or continuation-in-part of any of the foregoing.

1.63	Phase l Study

The term “Phase l Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.64	Phase ll Study

The term “Phase ll Study” shall mean a human clinical trial, for which the primary endpoints include a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof. For the avoidance of doubt, for purposes of this Agreement, a Phase ll Study is designed to demonstrate efficacy of the Product at one or more selected dose(s) but may not provide the optimal clinical dose(s) of the Product for a Phase lll Study.

1.65	Phase lll Study

The term “Phase lll Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

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1.66	Product

The term “Product” shall mean any product, including without limitation any Combination Product, containing a Compound or a Derivative Compound as a pharmaceutically active agent regardless of its finished form or formulation or dosage. One Product may be distinguished from another Product by the Compound or a Derivative Compound being a distinctive active pharmaceutical ingredient.

1.67	Qualified Hit Class

The term Qualified Hit Class shall mean a qualified hit class formally identified by the JRC as having met the Qualified Hit Class Criteria.

1.68	Qualified Hit Criteria

The term “Qualified Hit Criteria” shall mean the criteria set forth in Appendix 1.68.

1.69	Regulatory Filing

The term “Regulatory Filing” shall mean the filing by a Regulatory Authority of an NDA for the Product.

1.70	Regulatory Approval

The term “Regulatory Approval” shall mean any approvals including pricing and reimbursement approvals), licenses, registrations or authorizations by Regulatory Authority, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.71	Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for the Product.

1.72	Regulatory Exclusivity

The term “Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by any governmental authority under Applicable Law with respect to a Product in a country or jurisdiction in the Territory to prevent Third Parties from selling such Product in such country or jurisdiction, other than a Patent Right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the FD&C Act, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.

1.73	Research Plan

The term “Research Plan” shall mean the plan of research agreed by the Parties for the conduct of activities designed to identify, research and develop compounds that modulate a Target [***] and outlining the work expected to be performed and budget. The initial Research Plans for Target 1 and Target 2 are attached as Appendix 1.73.

1.74	Research Program

The term “Research Program” shall mean the activities undertaken by the Parties pursuant to a Research Plan.

1.75	Research Term

The term “Research Term” shall mean the period of time in which a Research Program shall be conducted, commencing for Target 1 on the Effective Date and continuing until [***] after the Effective Date and for Target 2 commencing on the date the Research Program for Target 2 begins and continuing for [***] thereafter, unless extended pursuant to Section 3.1.5.

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1.76	Roche Group

The term “Roche Group” shall mean collectively Roche, its Affiliates and its Sublicensees.

1.77	Roche lP

The term Roche lP shall mean Roche Know-How and Roche Patent Rights.

1.78	Roche Know-How

The term “Roche Know-How” shall mean all Know-How that Roche Controls during the Agreement Term relating to the Compounds, Products and Roche Technology.

1.79	Roche Patent Rights

The term “Roche Patent Rights” shall mean all Patent Rights Covering a Product that Roche Controls during the Agreement Term.

1.80	Roche Technology

The term “Roche Technology” shall mean all Roche proprietary information, including assays, compounds, and models, used for activities under a Research Plan.

1.81	Royalty Term

The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of such Product in such country and ending on the later of the date that is (a) ten (10) years after the date of the First Commercial Sale of such Product in such country, or (b) the expiration of the last to expire lcagen Patent Right or Joint Patent Right containing a Composition of Matter Claim claiming such Product. [***].

1.82	Sales

The term “Sales” shall mean, for a Product in a particular period, the sum of (i) and (ii):

(i)	the amount stated in the Roche Holding AG “Sales” line of its externally published audited consolidated financial statements with respect to such Product for such period (excluding sales to any Sublicensees that are not Affiliates of Roche). This amount reflects the gross invoice price at which such Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Roche and its Affiliates to such Third Parties (excluding sales to any Sublicensees that are not Affiliates of Roche) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used lFRS.

By way of example, the gross-to-net deductions taken in accordance with lFRS as of the Effective Date include items such as the following:

(a)	credits, reserves or allowances granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Product, (ii) wastage replacement and short-shipments; (iii) billing errors and (iv) indigent patient and similar programs (e.g., price capitation);

(b)	governmental price reductions and government mandated rebates;

(c)	chargebacks, including those granted to wholesalers, buying groups and retailers;

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(d)	customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

(e)	taxes and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Product (excluding income or franchise taxes).

For purposes of clarity, sales by Roche and its Affiliates to any Sublicensee shall be excluded from “Sales”.

(ii)	for Sublicensees that are not Roche Affiliates (and excluding Compulsory Sublicensees), the sales amounts reported to Roche and its Affiliates in accordance with the sublicensee contractual terms and their then-currently used accounting standards. For the purpose of clarity, any such Sublicensee sales as reported to Roche in accordance with Compulsory Sublicense agreements shall be excluded from the sales amount.

1.83	Sublicensee

The term “Sublicensee” shall mean an entity to which Roche has licensed rights (through one or multiple tiers), other than through a Compulsory Sublicense, pursuant to this Agreement.

1.84	Target

The term “Target” shall mean (i) [***] (“Target 1”), (ii) [***] (“Target 2”), or (iii) a subsequent target agreed by the Parties (“Target 3”, et seq.).

1.85	Territory

The term “Territory” shall mean all countries of the world.

1.86	Third Party

The term “Third Party” shall mean a person or entity other than (i) lcagen or any of its Affiliates or (ii) a member of the Roche Group.

1.87	US

The term “US” shall mean the United States of America and its territories and possessions.

1.88	US$

The term “US$” shall mean US dollars.

1.89	Valid Claim

The term “Valid Claim” shall mean a claim in any (a) unexpired and issued Patent Right or (b) a pending patent application that has been pending for no more than [***] from the earliest date from which such patent application claims priority, which has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court of competent jurisdiction or government agency.

1.90	Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	8.1
Acquired Party	16.2.3
Alliance Director	6.9
Bankruptcy Code	17

11

Definition	Section
Breaching Party	16.2.1
Chairperson	6.2
[***]	1.1
Compulsory Profit Share Percentage	7.7.6
Compulsory Sublicensee	1.19
Decision Period	11.5
Disclosing Party	1.21
Expert Committee	7.7.3
[***]	1.1
H-W Suit Notice	11.11
lcagen	cover page
lcagen lnvention	1.50
lcagen-Originated Transfer Activities	16.3.5.4
lndemnified Party	13.3
lndemnifying Party	13.3
lnitiating Party	11.5
Joint lnvention	1.50
Members	6.2
Minimum Transfer Payment	16.3.5.4
Non-Acquired Party	16.2.3
Non-Breaching Party	16.2.1
Original Agreement	Whereas clause
Patent Term Extensions	11.12
Payment Currency	8.3
Peremptory Notice Period	16.2.1
Pll/Samples	16.3.5.4
Publishing Notice	15.4
Publishing Party	15.4
Receiving Party	1.21
Register	11.6
Relative Commercial Value	7.7.3
Roche	cover page
Roche Basel	cover page
Roche lnvention	1.50
Roche Transfer Activities	16.3.5.4
Roche US	cover page
Sensitive lnformation	16.2.3
Settlement	11.5
SPCs	11.12
Suit Notice	11.5
Target 1	1.84
Target 2	1.84
Target 3	1.84

2.	Grant of License

2.1	Licenses

2.1.1	Research Cross License

Each Party grants to the other Party during the relevant Research Term a non-exclusive, non-transferable (except in accordance with Section 18.4), right and license under Know-How and Patent Rights Controlled by such Party solely to enable the other Party, directly or through its Affiliates or subcontractors, to perform

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the activities contemplated under such Research Plan under this Agreement. Neither Party shall use the other Party’s Know-How or Patent Rights licensed under this Section 2.1.1 for any other purpose, and shall not offer or grant a sublicense to use such Know-How or Patent Rights to any Third Party, without the express prior written consent of the other Party (not to be unreasonably withheld).

2.1.2	Commercial License

lcagen hereby grants to Roche an exclusive (even as to lcagen), non-transferable (except in accordance with Section 18.4), right and license, including the right to sublicense in accordance with Section 2.2, under the lcagen lP and lcagen’s interest in the Joint Patent Rights and Joint Know-How to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Compounds and Products in the Field in the Territory.

2.2	Sublicense

Subject to the terms of this Agreement, Roche shall have the right to grant sublicenses within the scope of the license provided under Section 2.1.2 to its Affiliates and to Sublicensees. For the avoidance of doubt, the right for Roche to grant sublicenses is intended to include the right to further sublicense provided that Roche or its Sublicensee shall inform lcagen in writing of such further sublicense. The right of Roche to grant sublicenses under this Section 2.2 is subject to the requirement that each such sublicense with any entity that is not either [***] or an Affiliate shall be in writing and shall include provisions (i) acknowledging that such sublicense is subject to the applicable license(s) granted hereunder, (ii) requiring each sublicensee to perform all applicable obligations of Roche hereunder in the applicable portion of the Territory (including the obligation under Section 11.1) and obligations to make reports and keep and maintain records of sales to at least the same extent as required under this Agreement, and (iii) allowing lcagen the same access and audit rights with respect to such records as permitted with respect to Roche’s records hereunder. Roche shall at all times remain responsible for the performance of any of its Sublicensees. Roche shall provide a copy of each sublicense it enters into with any entity that is not [***] or an Affiliate (redacted as to financial terms) to lcagen promptly following execution. Subject to the terms of this Agreement, each Party shall have the right to subcontract the work performed under this Agreement without prior approval of the other Party. Each Party shall at all times remain responsible for the performance of any of its subcontractors.

3.	Research Collaboration

3.1	Conduct of the Research Program

3.1.1	Scope

Roche and lcagen shall conduct mutually agreed Research Programs each pursuant to a Research Plan during the Research Term. The activities conducted in connection with a Research Program will be overseen by the JRC with the objective to discover Compounds and identify Compounds meeting the CCS Criteria. A Research Plan will be divided in several phases as shown below:

Phase	Icagen Responsibility	Roche Responsibility
Preparation	[***]
Finding Qualified Hits	[***]
From qualified hits to LSl	[***]
From LSl to CLS	[***]	[***]
From CLS to CCS	[***]	[***]

During the Research Term for Target 1, as described in the Research Plan for Target 1, there shall be between [***] and [***] FTEs per year at lcagen (for a total of [***] FTEs up to CLS) working on the Research Program for Target 1. During the Research Term for Target 2, as described in the Research Plan for Target 2, there shall be between [***] and [***] FTEs per year at lcagen (for a total of [***] FTEs up to CLS) working on the Research Program for Target 2. Specific FTE requirements for future Targets (i.e., Target 3, etc.)

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will be determined by Research Plans specific to those targets, but are anticipated to be similar to totals for Target 1 and Target 2 for programs beginning at a similar stage. Additional FTEs, if required, will be defined by JRC for CLS to CCS activities. FTEs shall be charged at the applicable FTE Rate pursuant to Section 1.36. Roche will also pay any other external expenses as budgeted and set forth in each Research Plan.

lf CLS for Target 1 has been achieved within [***] after the Effective Date, or if CLS for Target 2 has been achieved within [***] after the Parties agreeing to begin the Target 2 Research Program, then the relevant Research Term will terminate upon such achievement and no further FTE funding commitment from Roche will remain, unless otherwise agreed by the JRC.

3.1.2	Diligent Efforts

Roche and lcagen shall each use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting all activities ascribed to it in each then-current Research Plan, in accordance with the time parameters set forth therein.

3.1.3	Research Plan

The Parties will conduct each Research Program in accordance with its Research Plan. Unless decided otherwise by the JRC, each Research Plan will be updated annually by the JRC and approved by the JRC. Each Research Plan will set forth (i) the scope of the relevant Research Program and the resources that will be dedicated to the activities contemplated within the scope of such Research Program, including the responsibilities of each Party and the budget for activities by lcagen, (ii) specific objectives for each year, which objectives will be updated or amended, as appropriate, by the JRC as research progresses, and (iii) in the case of CLS to CCS activities by lcagen or extensions to such Research Term under Section 3.1.5, budgets for such activities at lcagen. The Parties shall prepare a plan for activities to be conducted no later than [***] before the first anniversary of the Effective Date. The JRC shall review each Research Plan on an ongoing basis and may amend the Research Plan. Any such changes shall be reflected in written amendments to such Research Plan.

3.1.4	Duration

Each Research Program shall be conducted during its Research Term.

3.1.5	Extension

A Research Term may be extended by Roche in its sole discretion for an additional [***] period, up to a maximum of [***] times, by notifying lcagen at least [***] prior to the expiry of such Research Term. During the first and second extension period, as applicable, Roche would continue to fund FTE at lcagen at the applicable FTE Rate pursuant to Section 1.36.

3.2	Records; Reports

3.2.1	Progress Reports

At least [***] per Calendar Year during a Research Term, lcagen shall prepare and provide to the JRC a detailed written report summarizing the progress of the work performed by lcagen in the course of the relevant Research Program during the preceding Calendar Quarter. Promptly upon expiry of the relevant Research Term, lcagen shall provide a final written report summarizing its activities under the Research Program and the results thereof. Upon the written request of Roche and not more than [***] in each Calendar Year, lcagen shall permit Roche, at Roche’s expense, to have access during normal business hours to those records of lcagen that may be necessary to verify the basis for any payments hereunder provided that any Third Party provided access shall sign a confidentiality agreement with lcagen before having such access.

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3.2.2	Research Records

Each Party shall maintain records of each Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of such Research Program. All laboratory notebooks shall be maintained for no less than [***].

4.	Diligence

Roche and lcagen shall use Commercially Reasonable Efforts to perform their respective activities contemplated by this Agreement or as may be agreed upon in any subsequent written agreements with respect to the subject matter hereof. Specifically, Roche agrees to use Commercially Reasonable Efforts to pursue further development and commercialization of Products in the Field in the Territory. Roche shall be deemed to use Commercially Reasonable Efforts if it develops and commercializes at least one Product in at least one indication.

5.	Development, Manufacturing, Regulatory Affairs and Commercialization

Roche, at its sole cost, shall be solely responsible for all clinical development, manufacturing, regulatory affairs and commercialization of Products.

6.	Governance

6.1	Joint Research Committee

Within [***] after the Effective Date of this Agreement, the Parties shall establish a JRC to oversee the research activities under this Agreement.

6.2	Members

The JRC shall be composed of [***] persons (“Members”). Roche and lcagen each shall be entitled to appoint [***] Members with appropriate seniority and functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least [***] prior to the next scheduled meeting of the JRC. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts and/or advisors to attend part or the whole JRC meeting with prior notification to the JRC. Members may be represented at any meeting by another person designated by the absent Member. The JRC shall be chaired by a Roche Member (“Chairperson”).

6.3	Responsibilities of the JRC

The JRC shall have the responsibility and authority to:

(a)	approve each Research Plan;

(b)	revise and approve any revisions to each Research Plan;

(c)	review and oversee the execution of each Research Plan;

(d)	establish timelines and criteria for decision points;

(e)	determine whether criteria have been met;

(f)	review the efforts of the Parties and allocate those resources for each Research Plan (including the budget);

(g)	identify appropriate resources necessary to conduct each Research Plan;

(h)	establish and set expectations and mandates for JOT;

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(i)	create or disband JOT as deemed appropriate or adjust membership;

(j)	oversee the JOTs, if applicable;

(k)	monitor and implement the transfer of the lcagen Technology to Roche and the transfer of Roche Technology to lcagen;

(l)	discuss data, results and reports regardless of where generated during each Research Term and ensure that all such data, results and reports are available to both Parties during such Research Term;

(m)	monitor and implement the transfer of Compounds and Products to Roche;

(n)	monitor the budget spend and manage reimbursement for lcagen activities under each Research Plan; and

(o)	attempt to resolve any disputes on an informal basis.

The JRC shall have no responsibility and authority other than that expressly set forth in this Section.

6.4	Meetings

The Chairperson or his/her delegate will be responsible for sending invitations and agendas for all JRC meetings to all Members at least [***] before the next scheduled meeting of the JRC. The venue for the meetings shall be agreed by the JRC. The JRC shall hold meetings at least twice per Calendar Year, either in person or by tele-/video-conference, and in any case as frequently as the Members of the JRC may agree shall be necessary, but not more than [***] times a year. The Alliance Director of each Party may attend the JRC meetings as a permanent participant.

6.5	Minutes

The Chairperson will be responsible for designating a Member to record in reasonable detail and circulate draft minutes of JRC meetings to all members of the JRC for comment and review within [***] after the relevant meeting. The Members of the JRC shall have [***] to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JRC within [***] of the relevant meeting. The Chairperson approves the final version of the minutes before its distribution.

6.6	Decisions

6.6.1	Decision Making Authority

The JRC shall decide matters within its responsibilities set forth in Section 6.3.

6.6.2	Consensus; Good Faith

The Members of the JRC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JRC. The Parties shall endeavor to make decisions by consensus.

6.6.3	Escalation

lf the JRC is unable to decide a matter by consensus, then such matter shall be referred to the President of lcagen’s parent company Ligand Pharmaceuticals lncorporated or his/her nominee and the Head of Roche Partnering or equivalent position or his/her nominee for resolution, who together shall use reasonable and good faith efforts to reach a decision by consensus within [***] after the date such matter is referred to them. lf the Parties still fail to reach a decision within such [***], then the final decision shall be Roche’s, which shall be exercised in good faith. Any such decision shall constitute a decision of the JRC.

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6.7	lnformation Exchange

lcagen and Roche shall exchange the information in relation to its activities under this Agreement through the JRC and lcagen and Roche may ask reasonable questions in relation to the above information and offer advice in relation thereto and Roche shall give due consideration to lcagen’s input. The JRC may determine other routes of information exchange. There will also be direct communication amongst the JOT members as part of the day-to-day operation of the project.

6.8	Joint Operational Teams

The JRC shall have the right to establish JOTs, which may include but will not be limited to a Research JOT.

6.9	Alliance Director

Each Party shall appoint one person to be its point of contact with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The Alliance Directors shall be permanent participants of the JRC meetings (but not members of the JRC) and may attend JOT meetings as appropriate. The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JRC to reach consensus and avert escalation of such issues or potential disputes.

6.10	Limitations of Authority

The JRC shall have no authority to amend or waive any terms of this Agreement.

6.11	Expenses

Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JRC.

6.12	Lifetime

The JRC shall exist during the Research Terms.

6.13	Updates to lcagen

After a Research Term, upon request of lcagen, Roche shall update lcagen regarding the development and commercialization of the Product in the Territory in the Field by the Roche Group. lf requested by lcagen, upon [***] advance written notice, Roche shall provide a high level summary, in writing and/or through a meeting (face to face/ tele-presence/videoconference or telephone) no more than [***] per Calendar Year.

7.	Payment

7.1	lnitiation Payment

Within [***] after the Effective Date and receipt of an invoice from lcagen, Roche shall pay to lcagen five million US dollars (US$5,000,000).

7.2	New Program lnitiation Payments

For Target 2 and each Target thereafter, upon the Parties agreeing to begin a new Research Program and within [***] after receipt of an invoice from lcagen, Roche shall pay to lcagen [***].

7.3	[***]

[***]

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7.4	Research Funding

During each Research Term, Roche shall fund FTEs at lcagen and external expenses actually incurred by lcagen under the relevant Research Plan according to Section 3.1.1, including Section 3.1.5 in the event that the relevant Research Term is extended. For the Target 1 and Target 2 Research Plans, FTE funding shall be in a ratio of [***] (Roche:lcagen). For the Target 3 Research Plan, if applicable, the FTE funding shall be in a ratio of [***] (Roche:lcagen). For the Target 4 and subsequent Research Plans, if applicable, the FTE funding shall be in a ratio of [***] (Roche:lcagen).

Based on the budget for activities scheduled to be performed by FTEs at lcagen during the respective Calendar Year in accordance with the relevant Research Plan, such funding of FTEs shall be paid by Roche in [***]. Furthermore, based on the expenses actually incurred by lcagen for external activities scheduled to be performed by lcagen in accordance with the relevant Research Plan, such reimbursement of actually incurred external expenses shall be paid by Roche retrospectively on a [***] basis unless otherwise agreed to in the relevant Research Plan.

Such research funding of FTEs and external expenses shall be paid by Roche within [***] from receipt of an invoice from lcagen, provided that Roche receives a correct invoice in reasonable detail together with copies of the corresponding Third Party invoices for external expenses incurred by lcagen within [***] prior to the beginning of the next Calendar Quarter.

For clarity, the first installment of FTEs funding shall be made within [***] after the Effective Date and receipt of an invoice from lcagen. Furthermore, external expenses reimbursed by Roche shall not exceed the budget set forth in the relevant Research Plan.

7.5	Development Event Payments

Roche shall pay up to a total of one hundred forty-three million seven hundred thousand US dollars (US$143,700,000) in relation to the achievements of events with respect to Products for each respective Target. The development event payments under this Section 7.5 shall be paid by Roche according to the following schedule of development events.

Development Event	Amount (in millions of US$)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each development event payment shall be paid only once as to all of the Products for a particular respective Target, the first time the first Product for such particular Target reaches the applicable triggering event, regardless the number of times such events are reached and by how many Products for such particular Target. On the date any one milestone set forth in items [***] of this Section 7.5 is achieved by a Product for a particular Target, all lower numbered unachieved milestones as to such particular Target shall be deemed to have been achieved and shall be paid (except to the extent they have been previously paid).

Roche shall promptly notify lcagen upon the occurrence of each development event (and in any event within [***] following the occurrence of such event), and the applicable development event payment shall be paid by Roche to lcagen within [***] after occurrence of the applicable event and receipt of an invoice from lcagen.

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7.6	Sales Based Events

Roche shall pay to lcagen sales-based event payments of up to a total of one hundred thirty million US dollars (US$130,000,000) based on Calendar Year Net Sales on which royalties are paid of a Product in the Territory:

Calendar Year Net Sales Threshold	Amount (in millions of US$)
Calendar Year Net Sales on which royalties are paid in the Territory of a Product exceed [***] US dollars (US$[***])	[***]
Calendar Year Net Sales on which royalties are paid in the Territory of a Product exceed [***] US dollars (US$[***])	[***]
Calendar Year Net Sales on which royalties are paid in the Territory of a Product exceed [***] US dollars (US$[***])	[***]

Each of the sales based event payments shall be paid no more than once for a given Product and only if they occur during the Royalty Term for a given Product, sixty (60) days after the end of the Calendar Year in which the event first occurs for the Product in the Territory first reaching the respective Net Sales Threshold, irrespective of whether or not the previous sales based event payment was triggered by the same or by a different Product, and shall be non-refundable. lf two (2) (or three (3)) Calendar Year Net Sales threshold events under this Section 7.6 occur in the same Calendar Year, then the payments for such two (2) (or three (3)) Calendar Year Net Sales threshold events shall be made within [***] after the end of the Calendar Year in which both (all) events occurred.

7.7	Royalty Payments

7.7.1	Royalty Term

Roche shall pay to lcagen royalties on Net Sales of Products on a Product-by-Product and country-by-country basis during the Royalty Term. The licenses granted to Roche shall become fully paid up, irrevocable and royalty-free on a Product-by-Product and country-by-country basis on the expiration of the Royalty Term.

7.7.2	Royalty Rates

The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Product in the Territory, on an incremental basis, as follows:

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For example, if Net Sales of a Product in the Territory, for a given Calendar Year, are US$3,500 million, then royalties owed to lcagen on such Net Sales of such Product for that Calendar Year shall equal US$ [***] (US$ [***]) calculated as follows: [[***]] = US$[***] royalty payment.

7.7.3	Relative Commercial Value of the Product

lf Roche or its Affiliates intend to sell a Combination Product in a particular country, and the Combination Product includes a Compound that is being commercialized separately from the Combination Product in

19

such country, then the Net Sales to reflect the relative commercial value contributed by the Compound to the Combination Product in such country shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/B, where “A” is the price of the Compound included in such Combination Product when sold separately from any other products or services included in the Combination product and “B” is the price of the Combination Product. lf Roche or its Affiliates intend to sell a Combination Product and the Combination Product includes a Compound that is not being commercialized separately from the Combination Product, then the Parties shall meet approximately [***] prior to the anticipated First Commercial Sale of such Combination Product in the Territory to negotiate in good faith and agree on how to calculate the Net Sales to reflect the relative commercial value contributed by the Compound to the Combination Product (the “Relative Commercial Value”). lf, after such good faith negotiations not to exceed [***], the Parties cannot agree on the Relative Commercial Value, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 18.2.

lf the Parties are unable to agree on the Relative Commercial Value within [***] of such referral, then the Relative Commercial Value shall be determined by the following procedure. Roche will select one (1) individual who would qualify as an Expert, lcagen will select (1) [***], and those [***] (the “Expert Committee”), each with a single deciding vote. The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party at least [***] before the meeting, as well as reasonable presentations that each Party may present at the meeting. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally in the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

For the purpose of calculating royalties of a Product, Calendar Year Net Sales and the royalty rates shall be subject to the following adjustments, as applicable:

7.7.4	No Valid Claim or Generic Competition

For a given Product, if in a given country within the Territory there is no Composition of Matter Claim that Covers such Product then the royalty payments due to lcagen based on the applicable royalty rates pursuant to Section 7.7.2 for such Product in such country shall be reduced by [***].

For a given Product, if in a given country in the Territory there is entry of a Generic Product and if in any [***] at any time after entry of a Generic Product there has been a decline of the Sales of the applicable Product in such country greater than [***] of the level of the Sales of such Product achieved in any of the four Calendar Quarters immediately prior to such entry, then the royalty payments due to lcagen for such Product in such country shall be reduced by [***].

7.7.5	Third Party Payments

Roche shall be responsible for and pay or have paid any consideration owed to any Third Party in relation to Third Party intellectual property rights necessary to make, use or sell Products. Roche shall have the right to deduct a maximum of [***] of such consideration actually paid to a Third Party to avoid such infringement of such Third Party intellectual property rights solely with respect to the composition of matter or methods of use for such Product by the use, having used, making, having made, importing, having imported, exporting, having exported, marketing, having marketed, distributing, having distributed, selling and having sold Products in the Field in the Territory from any payments otherwise due and payable by Roche to lcagen under Section 7.5, Section 7.6 or Section 7.7; provided that such deductions shall not exceed [***] of the amounts otherwise payable to lcagen in any Calendar Quarter with respect to such Product; and provided, further, that any amounts not deducted in any Calendar Quarter shall be deductible against amounts due to lcagen under Section 7.5, Section 7.6 or Section 7.7 in the future Calendar Quarters until the full amount that Roche is entitled to deduct from amounts payable to lcagen is fully deducted. lf any deduction remains at the time of termination of this Agreement, then any such remaining deduction shall be paid by lcagen to Roche within [***] after the effective date of termination. Each deduction under this Section 7.7.5 shall be permitted on a Product-by-Product and country-by-country basis.

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7.7.6	Apportionment of Compulsory Sublicensee Consideration

Compulsory Sublicense Compensation received by the Roche Group from a Compulsory Sublicensee during the Royalty Term shall be shared with lcagen on an equivalent profit share percentage (the “Compulsory Profit Share Percentage”) calculated for the respective Calendar Year as follows:

[***] x	(royalties payable to lcagen for the Product in the Territory)
(Net Sales related to the royalties payable for the Product in the Territory)

At the end of the Calendar Year, Roche shall pay to lcagen the Compulsory Sublicense Compensation under a given country or region of the Territory multiplied by the Compulsory Profit Share Percentage. For clarity, any sales or payments by Compulsory Sublicensees under a Compulsory Sublicense shall not be considered as Net Sales and shall not give rise to any royalty payment under Section 7.7.2 of this Agreement.

7.8	Disclosure of Payments

lcagen acknowledges that Roche may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as may be advisable or required under Applicable Law, including the US Sunshine Act.

8.	Accounting and reporting

8.1	Timing of Payments

Roche shall calculate royalty payments set forth in Section 7.7 as of the end of each Calendar Quarter (each being the last day of a reporting period). Roche shall pay such payments within [***] after the end of each Calendar Quarter reporting period in which Net Sales occur.

8.2	Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at [***] percentage points above the average one-month Euro lnterbank Offered Rate (EURlBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

8.3	Method of Payment

Royalties on Net Sales and all other amounts payable by Roche hereunder shall be paid by Roche in US dollars (the “Payment Currency”) to account(s) designated by lcagen.

8.4	Currency Conversion

When calculating the Sales of any Product that occur in currencies other than the Payment Currency, Roche shall convert the amount of such sales into Swiss Francs and then into the Payment Currency using Roche’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements (at the Effective Date, YTD average rate as reported by Reuters).

8.5	Blocked Currency

ln a given country, if proceeds related to Net Sales are received in a local currency that cannot be removed from such country (for example due to governmental restrictions on foreign exchange trade), then Roche may, it its discretion, notify lcagen in writing and

(a)	lcagen will have the right to receive the applicable royalties of Net Sales in such country in local currency by deposit in a local bank designated by lcagen, or

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(b)	if such local currency payment is not allowed by reason of Applicable Law or if otherwise requested by lcagen, then the royalties related to such Net Sales in such country shall continue to be accrued and shall continue to be reported, but such royalties will not be paid until the sales proceeds related to such Net Sales may be removed from such country. At such time as Roche, its Affiliates or their Sublicensees, as the case may be, is able to remove the sales proceeds related to such Net Sales from such country, Roche shall also pay such accrued royalties in Payment Currency using the actual exchange rate which is used to remove such sales proceeds from such country.

8.6	Reporting

With each payment Roche shall provide lcagen in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

(a)	Sales in Swiss Francs;

(b)	Net Sales in Swiss Francs;

(c)	exchange rate used for the conversion of Net Sales from Swiss Francs to the Payment Currency pursuant to Section 8.4;

(d)	Sales and Net Sales in the Payment Currency;

(e)	royalty rate pursuant to Section 7.7.2;

(f)	adjustments made pursuant to Sections 7.7.4 - 7.7.5; and

(g)	total royalty payable in the Payment Currency after adjustments made pursuant to Sections 7.7.4 - 7.7.5.

9.	Taxes

lcagen shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments made to lcagen under this Agreement.

To the extent permitted by applicable law, all payments to lcagen under this Agreement shall be made by lcagen free and clear of and without deduction or withholding for any taxes. lf provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to lcagen, then Roche shall promptly pay such tax, levy or charge for and on behalf of lcagen to the proper governmental authority, and shall promptly furnish lcagen with receipt of payment. Roche shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due lcagen or be promptly reimbursed by lcagen if no further payments are due to lcagen. Each Party agrees to reasonably assist the other Party in claiming exemption from and/or minimizing such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force.

10.	Auditing

10.1	lcagen Right to Audit

Roche shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept for a period of at least [***] following the Calendar Quarter to which they pertain at their principal place of business. At the expense of lcagen, lcagen shall have the right to engage an internationally recognized independent public accountant reasonably acceptable to Roche to perform, on behalf of lcagen, an audit of such books and records of Roche and its Affiliates that are deemed necessary by the independent public accountant to report on Net Sales of Product for the period or periods requested by lcagen and the correctness of any financial report or payments made under this Agreement. Pursuant to Section 10.2, the internationally recognized independent public accountant shall have the right to disclose to lcagen and/or lcagen Affiliates its conclusions regarding any royalty payments owed with regard to the royalty statements subject to the audit under this Agreement.

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Upon timely request and at least [***] prior written notice from lcagen, such audit shall be conducted for those countries lcagen has specifically requested, during regular business hours in such a manner as to not unnecessarily interfere with Roche’s normal business activities at such place or places where such records are customarily kept. Such audit shall be limited to results in the [***] Calendar Years prior to audit notification, and if lcagen requests an audit for a given Calendar Year, no additional audits may be conducted in the Territory for such Calendar Year unless a discrepancy exceeding [***] percent ([***]%) of the aggregate amount of royalty payments owed with regard to the royalty statements subject to the audit has previously been discovered. lf lcagen does not request an audit of a given Calendar Year on or before the [***] anniversary of the end of such Calendar Year, then lcagen will be deemed to have accepted the royalty payments and reports in such Calendar Year.

Such audit shall not be performed more frequently than [***] per Calendar Year nor more frequently than [***] with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements, shall be treated as Roche’s Confidential lnformation subject to the obligations of this Agreement and need neither be retained more than [***] after completion of an audit hereof, if an audit has been requested; nor more than [***] from the end of the Calendar Year to which each shall pertain; nor more than [***] after the date of termination of this Agreement.

10.2	Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret the agreement. The auditors shall share all draft audit findings with Roche before sharing such findings with lcagen and before the final audit report is issued. The final audit report shall be shared with Roche at the same time it is shared with lcagen.

10.3	Over-or Underpayment

lf the audit reveals an overpayment, lcagen shall reimburse Roche for the amount of the overpayment within [***] after the issuance of the final audit report. lf the audit reveals an underpayment, Roche shall make up such underpayment with the next royalty payment or, if no further royalty payments are owed by Roche, Roche shall reimburse lcagen for the amount of the underpayment within [***] after the issuance of the final audit report. Roche shall pay for the audit costs if the underpayment of Roche exceeds [***] percent ([***]%) of the aggregate amount of royalty payments owed with regard to the royalty statements subject to the audit. Section 8.2 shall apply to this Section 10.3.

11.	lntellectual Property

11.1	Ownership of lnventions

(a)	This Agreement does not convey to lcagen any rights in any Roche Patent Rights, Roche Know-How, Roche’s interest in Joint Know-How or Joint Patent Rights or any other intellectual property or Patent Rights of Roche by implication, estoppel or otherwise except for the rights expressly granted in Section 2.1.1 and Section 16.3. Title to the Roche Patent Rights, Roche Know-How, Roche’s interest in Joint Know-How or Joint Patent Rights, and any other intellectual property or Patent Rights of Roche shall at all times remain vested in Roche. This Agreement does not convey to Roche any rights in any lcagen Patent Rights, lcagen Know-How, lcagen’s interest in Joint Know-How or Joint Patent Rights or any other intellectual property or Patent Rights of lcagen by implication, estoppel or otherwise except for the rights expressly granted in Sections 2.1.1 and 2.1.2. Title to the lcagen Patent Rights, lcagen Know-How, lcagen’s interest in Joint Know-How or Joint Patent Rights, and any other intellectual property or Patent Rights of lcagen shall at all times remain vested in lcagen.

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(b)	lcagen shall own any invention solely related to improvements to the lcagen Technology regardless of inventorship. Roche shall own any invention solely related to improvements to the Roche Technology regardless of inventorship. Roche shall own any lnvention related to a Compound, Derivative Compound or a Product, as well as any improvements to the process or specifications provided by Roche to lcagen, regardless of inventorship. Notwithstanding the assignment by lcagen to Roche of any lnvention related to a Compound, Derivative Compound or Product, the obligation of Roche to pay lcagen the milestone fees, sales events payments and royalties due lcagen under Section 7.5, Section 7.6 and Section 7.7 with respect to Products that embody the lcagen lnventions and Joint lnventions owned by Roche pursuant to this Section 11.1(b) shall not be affected.

(c)	Subject to the provisions of preceding portion of this Section 11.1, lcagen shall own all lcagen lnventions, Roche shall own all Roche lnventions, and lcagen and Roche shall jointly own all Joint lnventions. lcagen and Roche each shall require all of its employees and/or consultants to assign all inventions related to Products made by them to Roche and lcagen, as the case may be.

(d)	The determination of inventorship for lnventions shall be in accordance with US inventorship laws as if such lnventions were made in the US. lf required, patent counsel mutually acceptable to the Parties shall determine inventorship of lnventions in accordance with US patent law. The Parties will share equally costs for such advice.

(e)	Subject to the licenses granted under this Agreement and Section 11.1(b) (and subject to Roche complying with its payment obligation for its exclusive license rights under lcagen’s interest in such Joint Patent Rights), lcagen and Roche will each have an equal undivided share in the Joint Patent Rights, without obligation to account to the other for exploitation thereof, or to seek consent of the other Party for the grant of any license thereunder.

(f)	Roche, in its sole discretion, may file for patent protection on its invention as set forth above in its own name and lcagen shall promptly sign and deliver any and all documents or information necessary for the transferring of ownership rights and/or securing of such invention in any country as determined by Roche.

(g)	With respect to Know-How (other than lnventions) made during a Research Program, lcagen shall own such Know-How made by employees of lcagen solely or jointly with a Third Party, Roche shall own such Know-How made by employees of the Roche Group solely or jointly with a Third Party, and the Parties shall jointly own such Joint Know-How. lf required, patent counsel mutually acceptable to the Parties shall determine ownership of Know-How in accordance with US intellectual property law. The Parties will share equally costs for such advice.

(h)	Each of lcagen and Roche shall promptly disclose to the other in writing reasonably detailed written reports describing any Know-How or lnvention that might, under the applicable U.S. patent laws, be patentable and constitute Joint Patent Rights. lcagen shall promptly disclose to Roche any lcagen lnvention that arises during the term of the Agreement after such time as lcagen has taken steps deemed necessary by lcagen in its sole discretion to protect such lcagen lnvention that constitutes lcagen Patent Rights, and Roche shall promptly disclose to lcagen any Roche lnvention after such time as Roche has taken steps deemed necessary by Roche in its sole discretion to protect such Roche lnvention that constitutes Roche Patent Rights. Within [***] days following the date of disclosure regarding the existence of Joint lnventions, the Parties shall confer and mutually agree as to appropriate protection for such Joint Program lntellectual Property, including an application, preparation, prosecution and maintenance strategy. Notwithstanding the provisions of this Section 11.1(h), neither Party shall file any Joint Patent Right relating to Joint lnventions without the other Party’s prior written consent (which shall not be unreasonably withheld or delayed).

11.2	German Statute on Employee’s lnventions

ln accordance with the German Statute on Employees’ lnventions to the extent such statute is applicable to a Party, each Party agrees to claim the unlimited use of any lnvention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, any Research Program by employees of any German Affiliates or any other persons acting on behalf of such German Affiliates. For the avoidance of doubt, each Party is responsible for fulfilling the obligations towards their employees under the German Statute of Employee’s lnventions.

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11.3	Prosecution of Patent Rights Claiming lcagen lnventions

lcagen shall, at its own expense and discretion, (i) Handle all lcagen Patent Rights, (ii) consult with Roche as to the Handling of such lcagen Patent Rights, and (iii) furnish to Roche copies of all documents relevant to any such Handling. lcagen shall furnish such documents and consult with Roche in sufficient time before any action by lcagen is due to allow Roche to provide comments thereon, which comments lcagen shall consider in good faith; provided that nothing herein shall obligate lcagen to adopt or follow such comments. ln the event that lcagen elects not to file for patent protection, or elects not to prosecute or maintain a patent or patent application under the lcagen Patent Rights described in this Section 11.3 in a particular country(ies), lcagen shall notify Roche of such decision as soon as possible no later than [***] days prior to the final deadline for any pending action or response that may be due with respect to such lcagen Patent Right with the applicable patent authority. ln the event Roche provides written notice expressing its interest in prosecuting and maintaining such lcagen Patent Right, lcagen shall cooperate with Roche to permit Roche to Handle such lcagen Patent Rights, at Roche’s sole expense, subject to the provisions of Section 11.4. lcagen shall transfer such patent rights to Roche at Roche’s expense. At lcagen’s expense and reasonable request, Roche shall cooperate, in all reasonable ways with the Handling of all lcagen Patent Rights.

11.4	Prosecution of Patent Rights Claiming Roche lnventions and Joint lnventions

Roche shall, at its own expense and discretion, Handle (including abandon) all Roche Patent Rights, Joint Patent Rights and lcagen Patent Rights for which lcagen has the first right to file but abandons pursuant to Section 11.3. With respect to Joint Patent Rights, Roche shall use outside patent counsel reasonably acceptable to both Parties, and such outside counsel shall be responsible to both Roche and lcagen, and shall use reasonable efforts to solicit both Roche’s and lcagen’s advice on material prosecution matters related thereto. Such outside patent counsel shall confer with Roche and lcagen patent counsel on a regular basis as needed to discuss strategy for the preparation, filing, prosecution and maintenance of the Joint Patent Rights. Roche shall instruct outside counsel to promptly furnish or have furnished to lcagen copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such applications for Joint Patent Rights, if possible, at least [***] before filing or mailing, as the case may be. Roche shall use reasonable efforts to solicit lcagen’s advice and review of Joint Patent Rights and material prosecution matters related thereto in reasonable time prior to filing thereof, and Roche shall consider in good faith lcagen’s reasonable comments and suggestions related thereto; provided that nothing herein shall obligate Roche to adopt or follow such comments or suggestions. ln the event that Roche elects not to file for patent protection, or elects not to prosecute or maintain a patent or patent application under the Roche Patent Rights or Joint Patent Rights described in this Section 11.4 in a particular country(ies), Roche shall notify lcagen of such decision as soon as possible no later than [***] prior to the final deadline for any pending action or response that may be due with respect to such Roche Patent Right or Joint Patent Right with the applicable patent authority. ln the event lcagen provides written notice expressing its interest in prosecuting and maintaining such Roche Patent Rights or Joint Patent Rights, Roche shall cooperate with lcagen to permit lcagen to Handle such Roche Patent Rights or Joint Patent Rights, at lcagen’s sole expense. Roche shall transfer such patent rights to lcagen at lcagen’s expense. At Roche’s expense and reasonable request, lcagen shall cooperate, in all reasonable ways with the Handling of all any Roche Patent Rights or Joint Patent Rights.

11.5	Patent Coordination Team

Where the Parties need to consult with each other on the Handling of Patent Rights, the Parties shall establish a patent coordination team and shall adopt procedures for interacting on patent matters.

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11.6	Unified Patent Court (Europe)

At any time prior to the end of the “transitional period” as such term is used in Article 83 of the Agreement on a Unified Patent Court between the participating Member States of the European Union, for a given relevant EU Patent Right, Roche may request in writing that lcagen either (i) opt out from the exclusive competence of the Unified Patent Court or (ii) if applicable, withdraw a previously-registered opt-out, and lcagen shall notify the Registry, pay any such registry fee and take such other action as may be necessary to effect the opt-out or opt-out withdrawal (“Register”). lcagen shall Register within [***] of receipt of Roche’s written request, or such other time parameters specified by Roche.

11.7	CREATE Act

lt is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC §103(c)(3).

11.8	lnfringement

Each Party shall promptly provide written notice to the other Party during the Agreement Term of any (i) known infringement or suspected infringement by a Third Party of any lcagen Patent Rights, or Joint Patent Rights, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any lcagen Know-How, Roche Know-How or Joint Know-How, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

Within [***] after Roche provides or receives such written notice (“Decision Period”), Roche, in its sole discretion, shall decide whether or not to initiate a suit or action in the Territory regarding such infringement or unauthorized use or misappropriation and shall notify lcagen of its decision in writing (“Suit Notice”).

lf Roche decides to bring a suit or take action, once Roche provides Suit Notice, Roche may immediately commence such suit or take such action. ln the event that Roche (i) does not in writing advise lcagen within the Decision Period that Roche will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, lcagen shall thereafter have the right (subject to Roche’s written consent, not to be unreasonably withheld) to commence suit or take action in the Territory and shall provide written notice to Roche of any such suit commenced or action taken by lcagen.

Upon written request, the Party bringing suit or taking action (“lnitiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the lnitiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The lnitiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The lnitiating Party shall, except as provided below, pay all expenses of the suit or action, including the lnitiating Party’s attorneys’ fees and court costs. Unless otherwise agreed by the Parties, and subject to the Parties’ respective obligations under Article 13, all monies recovered upon the final judgment or settlement of any action described in this Section 11.8 shall be used as follows:

(a)	First, to reimburse the lnitiating Party for its costs and, if any remains, to the other Party for any advisory counsel fees and costs; and

(b)	Second,

(i)	if a member of the Roche Group is the lnitiating Party,

(A)	any remaining amount that represents compensation for lost sales, a reasonable royalty or lost profits, shall be retained by or paid to the lnitiating Party; provided, however, any such amount (after relevant adjustment to convert to Net Sales of Products shall be subject to the royalty obligations set forth in Section 7.7; and

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(B)	any remaining amount that represents additional damages (e.g., enhanced or punitive damages) shall be allocated to the lnitiating Party; and

(ii)	if lcagen is the lnitiating Party, the balance, if any, shall be allocated [***] percent ([***]%) to the lnitiating Party, and [***] percent ([***]%) to the other Party.

lf the lnitiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the lnitiating Party’s written request, the other Party shall offer reasonable assistance to the lnitiating Party in connection therewith at no charge to the lnitiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The lnitiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party (including any of its Patent Rights). lf a Settlement could adversely affect the other Party, then the written consent of the other Party would be required, which consent shall not be unreasonably withheld.

For any patent that is not a lcagen Patent Right, Roche, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory. Roche shall have full discretion as to how it wishes to handle such suit and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain whatever. Only if a Settlement could adversely affect lcagen shall the written consent of lcagen be required, which consent shall not be unreasonably withheld.

11.9	Defense

lf an action for infringement is commenced against either Party, its licensees or its sublicensees related to lcagen’s conduct of a Research Program within the scope of the relevant Research Plan or the discovery, development, manufacture, use or sale of a Product, then Roche shall have the right (but not the obligation) to defend such action at its own expense, and lcagen shall assist and cooperate with Roche, at Roche’s expense, to the extent necessary in the defense of such suit. Roche shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, so long as such settlement or adverse judgment does not adversely affect the rights of lcagen and its Affiliates (including any patent rights Controlled by any of them). Subject to Section 7.7.5, Roche shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

11.10	Common lnterest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of a Research Program and/or Compounds and/or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the relevant Research Program and/or Compounds and/or Products. Accordingly, the Parties agree that all such information and materials obtained by lcagen and Roche from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

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11.11	Hatch-Waxman

Should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification. Roche shall have [***] from date on which it receives or provides a copy of such certification to provide written notice to lcagen (“H-W Suit Notice”) whether Roche will bring suit, at its expense, within a [***] period from the date of such certification. Should such [***] period expire without Roche bringing suit or providing such H-W Suit Notice, then lcagen shall be free to immediately bring suit in its name.

11.12	Patent Term Extensions

The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”). lcagen shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Roche to obtain such Patent Term Extensions, including designating Roche as its agent for such purpose as provided in 35 USC § 156. All filings for such Patent Term Extensions shall be made by Roche; provided, that in the event that Roche elects not to file for a Patent Term Extension, Roche shall (a) promptly inform lcagen of its intention not to file and (b) grant lcagen the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to such lcagen Patent Rights.

12.	lcagen Representations and Warranties

12.1	Safety Data

lcagen has disclosed to Roche and will promptly (in compliance with Applicable Law) continue to disclose to Roche (i) the results of all preclinical testing and human clinical testing of Product in its possession or Control and (ii) all information in its possession or Control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Product.

12.2	Third Party Patent Rights

lcagen has no knowledge of the existence of any patent or patent application owned by or licensed to any Third Party that could prevent Roche from making, having made, using, offering for sale, selling or importing Product in the Territory or using the lcagen lP as contemplated by this Agreement.

12.3	lnventors

lcagen warrants that the inventors of the inventions disclosed and/or claimed in lcagen Patent Rights have transferred to lcagen full ownership of the Patent Rights and Know-How licensed under this Agreement.

12.4	Grants

To the best of lcagen’s knowledge and belief, lcagen has the lawful right to grant Roche and its Affiliates the rights and licenses described in this Agreement.

12.5	Authorization

The execution, delivery and performance of this Agreement by lcagen and all instruments and documents to be delivered by lcagen hereunder: (i) are within the corporate power of lcagen; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of formation or limited liability company agreement of lcagen; (iv) to the knowledge of lcagen, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will

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not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which lcagen is a party or by which lcagen or any of its property is bound, which violation would have an adverse effect on the financial condition of lcagen or on the ability of lcagen to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than approvals required under the HSR Act, Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

12.6	Validity of Patent Rights

lcagen is not in possession of information that could render invalid and/or unenforceable any claims that are in any of the lcagen Patent Rights. lcagen has no knowledge of any inventorship disputes concerning any lcagen Patent Rights.

12.7	Ownership and Validity of Know-How

lcagen’s Know-How is legitimately in the possession of lcagen and has not been misappropriated from any Third Party. lcagen has taken reasonable measures to protect the confidentiality of its Know-How.

12.8	No Claims

There are no claims or investigations pending or threatened against lcagen or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect lcagen’s ability to perform its obligations hereunder.

12.9	No Conflict

Neither lcagen nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of lcagen’s obligations hereunder.

12.10	No Other Representations

EXCEPT AS OTHERWlSE PROVlDED lN THlS AGREEMENT, THE FOREGOlNG REPRESENTATlONS AND WARRANTlES ARE lN LlEU OF ALL OTHER REPRESENTATlONS AND WARRANTlES, EXPRESS OR lMPLlED, lNCLUDlNG WlTHOUT LlMlTATlON, WARRANTlES OF MERCHANTABlLlTY OR FlTNESS FOR A PARTlCULAR PURPOSE OF PRODUCTS.

13.	lndemnification

13.1	lndemnification by Roche

Roche shall indemnify, hold harmless and defend lcagen and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts lcagen becomes legally obligated to pay any Third Party arising from or related to (a) the breach of the Agreement by Roche or (b) activities related to the Product (e.g. product liability claims) conducted by or on behalf of Roche or any governmental investigation in connection with this Agreement due to the action or inaction of Roche, except to the extent such losses, expenses, costs and amounts are due to the breach of the Agreement by lcagen or the gross negligence or willful misconduct or failure to act of lcagen.

13.2	lndemnification by lcagen

lcagen shall indemnify, hold harmless and defend Roche and its directors, officers, employees and agents from and against any and all losses, expenses, cost of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Roche becomes legally obligated to pay any Third Party arising from or related to (a) the breach of the Agreement by lcagen or (b) activities related to the Product conducted by or on behalf of lcagen, or any governmental investigation in connection with this Agreement due to the action or inaction of lcagen, except to the extent such losses, expenses, costs and amounts are due to the breach of the Agreement by Roche or the gross negligence or willful misconduct or failure to act of Roche.

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13.3	Procedure

ln the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“lndemnified Party”), the lndemnified Party shall promptly notify the other Party (“lndemnifying Party”) in writing of the claim and the lndemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The lndemnified Party shall cooperate with the lndemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The lndemnifying Party shall not be liable for any litigation costs or expenses incurred by the lndemnified Party without the lndemnifying Party’s written consent. The lndemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the lndemnified Party from all liability relating thereto, unless the lndemnified Party otherwise agrees in writing.

14.	Liability

14.1	Limitation of Liability

EXCEPT FOR lNDEMNlFlCATlON UNDER ARTlCLE 13, NElTHER PARTY SHALL BE ENTlTLED TO RECOVER FROM THE OTHER PARTY ANY SPEClAL, lNClDENTAL, CONSEQUENTlAL OR PUNlTlVE DAMAGES lN CONNECTlON WlTH THlS AGREEMENT OR ANY LlCENSE GRANTED HEREUNDER. This Section 14.1 is not intended to affect the development event payments under Section 7.5, sales based event payments under Section 7.6 or royalty payments under Section 7.7 that are payable by Roche to lcagen pursuant to terms of this Agreement, including lcagen’s right to bring a claim to recover such payments in the event that they are not paid in accordance with the terms of this Agreement. No Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors.

15.	Obligation Not to Disclose Confidential lnformation

15.1	Non-Use and Non-Disclosure

During the Agreement Term and for [***] thereafter, a Receiving Party shall (i) treat Confidential lnformation provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential lnformation to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential lnformation other than for fulfilling its obligations under this Agreement.

15.2	Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 15.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, and certain commercial considerations and as required by Applicable Law, including the rules and regulations pertaining to lcagen under the Securities Exchange Act of 1934, as amended.

15.3	Press Releases

lcagen may issue a press release for each respective Research Program announcing the existence and selected key terms of this Agreement applicable to such respective Research Program, in a form substantially similar to the template attached as Appendix 15.3.

Roche shall issue press releases in accordance with its internal policy that typically does not issue a second press release until human proof of concept has been achieved for a Compound. Roche shall provide lcagen with a copy of any draft press release related to the activities contemplated by this Agreement at least [***] prior to its intended publication for lcagen’s review. lcagen may provide Roche with suggested modification to the draft press release. Roche shall consider lcagen’s suggestions in issuing its press release. No press release shall include Confidential lnformation of the other Party without such other Party’s prior written consent.

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lcagen shall only issue press releases related to the activities contemplated by this Agreement that either (i) have been approved by Roche or (ii) are required to be issued by lcagen as a matter of law or regulatory compliance and lcagen has a competent legal opinion to that effect. ln all circumstances, lcagen shall provide Roche with a draft press release at least [***] prior to its intended publication for Roche’s review. During such period, Roche shall (i) approve the draft press release and permit lcagen to issue the press release, (ii) contact lcagen to discuss modification to the draft press release, or (iii) contact lcagen and disapprove the press release. lf Roche asks for modification, then lcagen shall either make such modification or work with Roche to arrive at a press release that Roche approves. lf lcagen issues a press release without Roche’s approval, then lcagen must obtain a competent legal opinion that the release was required to be issued by lcagen as a matter of law.

To ensure communication alignment, responses (if any) to inquiries by media or other Third Parties after issuance of a permitted press release by lcagen (solely or jointly with Roche) shall consist solely of the press release language or shall follow the response guidelines that may be mutually developed by the Parties. Once approved for disclosure, any disclosure consented to in any press release or other announcement shall be deemed to be consented to in future press releases or other announcements.

15.4	Publications

During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential lnformation relating to the Product in any publication or presentation:

a)	Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines. Roche, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof on the clinical trial registries that are maintained by or on behalf of Roche provided that it does not include any lcagen Confidential lnformation (unless required by Applicable Law or regulatory compliance). lcagen shall not publish any studies, clinical trials or results thereof on its clinical trial registry.

b)	A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least [***] prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential lnformation disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within [***] after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential lnformation disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. ln the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [***] from the date of the Publishing Notice.

15.5	Commercial Considerations

Nothing in this Agreement shall prevent Roche or its Affiliates from disclosing Confidential lnformation of lcagen to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product in the Territory, (ii) Third Parties acting on behalf of Roche, to the extent reasonably necessary for the development, manufacture or sale of Product in the Territory, provided such Third Parties are bound to maintain the confidentiality of such Confidential lnformation of

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lcagen to the same extent as the provisions contained in this Agreement, (iii) Third Parties requesting clinical trial data information (in accordance with Roche’s then-current data sharing policy) or (iv) Third Parties to the extent reasonably necessary to market the Product in the Territory. The Receiving Party may disclose Confidential lnformation of the Disclosing Party to the extent that such Confidential lnformation is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

16.	Term and Termination

16.1	Commencement and Term

This Agreement shall commence upon the Effective Date and continue for the Agreement Term.

16.2	Termination

16.2.1	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a country-by-country basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and the countries in which the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of [***] after such written notice is provided (“Peremptory Notice Period”) to cure such breach. lf the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 18.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. lf such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in its entirety or such identified countries effective as of the expiration of the Peremptory Notice Period.

16.2.2	lnsolvency

A Party shall have the right to terminate this Agreement, if the other Party incurs an lnsolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the lnsolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

16.2.3	Effects of Change of Control

lf there is a Change of Control, then the Party experiencing such Change of Control (“Acquired Party”) shall provide written notice to the other Party (“Non-Acquired Party”) [***] of such Change of Control, subject to any confidentiality obligations of the Acquired Party then in effect (but in any event shall notify the Non-Acquired Party within [***] after completion of such Change of Control).

The Change of Control Group in connection with such Change of Control shall agree in writing with the Non-Acquired Party that it will not utilize any of the Non-Acquired Party’s Know-How, Patent Rights, lnventions, Materials or Confidential lnformation or Joint Know-How, Joint Patent Rights or Joint lnventions (collectively, “Sensitive lnformation”) for the research, development or commercialization of any product for the treatment of any indication or patient population for which a Product may be developed or commercialized.

Following consummation of the Change of Control, the Non-Acquired Party and the Change of Control Group shall adopt in writing reasonable procedures to prevent the disclosure of Sensitive lnformation beyond the Acquired Party’s personnel who need to know the Sensitive lnformation solely for the purpose

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of fulfilling the Acquired Party’s obligations under this Agreement. The Non-Acquired Party may restrict the Acquired Party’s participation in the JRC and any other committee in effect at the time of the Change of Control, and decisions of the JRC and other such committees shall be made by Roche.

16.2.4	Termination by Roche without a Cause

Roche shall have the right to terminate this Agreement at any time as a whole or on a Product-by-Product or country-by-country basis upon [***] prior written notice before First Commercial Sale of the Product or upon [***] prior written notice after the First Commercial Sale of the Product. The effective date of termination under this Section 16.2.4 shall be the date [***] (or [***] (as the case may be) after Roche provides such written notice to lcagen.

16.3	Consequences of Termination

16.3.1	Termination by lcagen for Breach by Roche

Upon any termination by lcagen for breach by Roche, the rights and licenses granted by lcagen to Roche under this Agreement shall terminate in their entirety or on a country-by-country and Product-by-Product basis, as applicable, on the effective date of termination.

lf lcagen desires to continue development and/or commercialization of Product(s), lcagen shall give a Continuation Election Notice to Roche within [***] of lcagen’s notice of termination for breach by Roche. lf Roche receives such a timely Continuation Election Notice:

a)	After the effective date of termination Roche shall, to the extent Roche has the right to do so, assign and transfer to lcagen all regulatory filings and approvals including any orphan drug status or break though designations, all final pre-clinical and clinical study reports and clinical study protocols, and all data, including clinical data, in Roche’s possession and control related to Product(s) in the country necessary for lcagen to continue to develop and commercialize the Product(s). All data shall be transferred in the form and format in which it is maintained by Roche. Copies of original papers shall be provided to lcagen unless original paper copies are legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to lcagen.

b)	Roche shall assign all clinical trial agreements, to the extent such agreements have not been cancelled and are assignable without Roche paying any consideration or commencing litigation in order to effect an assignment of any such agreement.

c)	lcagen shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the development, manufacturing or sale of Product(s) in the country, (ii) Third Parties acting on behalf of lcagen, its Affiliates or licensees, to the extent reasonably necessary for the development, manufacture, or sale of Product(s) in the country, and (iii) Third Parties to the extent reasonably necessary to market Product(s) in the country.

16.3.2	Termination by Roche for Breach by lcagen or for lcagen lnsolvency

Upon any termination by Roche for breach by lcagen or lcagen’s lnsolvency, the rights and licenses granted by one Party to the other Party under this Agreement shall terminate in their entirety or on a country-by-country and a Product-by-Product basis, as applicable, on the effective date of termination. Regardless of whether or not Roche has terminated the Agreement, lcagen shall compensate damages caused by such lcagen’s breach.

16.3.3	Termination by Roche without Cause

Upon any termination by Roche without cause, the rights and licenses granted by lcagen to Roche under this Agreement shall terminate in their entirety or on a country-by-country and Product-by Product basis, as applicable, on the effective date of termination.

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lf termination by Roche without cause takes place prior to the expiration of a Research Term, then Roche shall be obligated to fund FTEs through completion of the next research milestone set forth in such Research Plan; however, such funding obligation shall be limited to a maximum of [***] after the effective date of termination without cause with respect to the Research Plans for Target 2 and subsequent Targets.

lf lcagen desires to continue development and/or commercialization of Product(s), lcagen shall give a Continuation Election Notice to Roche within [***] of receipt of Roche’s notice of termination without cause. lf Roche receives such a timely Continuation Election Notice:

a)	After the effective date of termination Roche shall, to the extent Roche has the right to do so, transfer to lcagen all regulatory filings and approvals including any orphan drug status or break though designations, all final pre-clinical and clinical study reports and clinical study protocols, and all data, including clinical data, in Roche’s possession and control related to Product(s) in the country necessary for lcagen to continue to develop and commercialize the Product(s). All data shall be transferred in the form and format in which it is maintained by Roche. Copies of original papers shall be provided to lcagen unless original paper copies are legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to lcagen.

b)	Roche shall assign all clinical trial agreements, to the extent such agreements have not been cancelled and are assignable without Roche paying any consideration or commencing litigation in order to effect an assignment of any such agreement.

c)	lcagen shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the development, manufacture or sale of Product(s) in the country; (ii) Third Parties acting on behalf of lcagen, its Affiliates or licensees, to the extent reasonably necessary solely for the development, manufacture, or sale of Product(s) in the country, or (iii) Third Parties to the extent reasonably necessary to market Product(s) in the country.

d)	lcagen shall have the right to use all promotional materials for the terminated Product(s) (excluding the use of Roche house marks) and to make derivative works based thereon, solely in connection with the commercialization of the Product in the Field in the terminated country or countries. Roche shall assign to lcagen trademarks used in connection with the commercialization of the terminated Product(s) in such terminated country or countries and on the promotional materials as of the effective date of termination (excluding Roche house marks) at lcagen’s cost. lcagen shall have an exclusive license under the Roche Patent Rights and Roche’s rights to Joint Patent Rights directly related to, and actually used by Roche with respect to the development and/or commercialization of the terminated Product(s) in the terminated country or countries as of the effective date of termination, solely for the purpose of making, using, selling, offering for sale and importing such Product(s) throughout the Territory; provided, that (i) lcagen shall pay to Roche a royalty equal to (i) the applicable royalty rate(s) specified in Section 7.7.2 of Net Sales of Product(s) (with such Net Sales calculated mutatis mutandis in accordance with the definition of Royalty Term in Section 1.81, Sales in Section 1.82 and the definition of Net Sales in Section 1.60 with all references to Roche in such definitions being deemed to refer to lcagen solely for purposes of such calculation and all references to Roche Group in such definitions being deemed to refer to lcagen and its Affiliates, and all references to lFRS in such definitions being deemed to refer to US Generally Accepted Accounting Principles) and (ii) [***] or (B) [***] and upon the expiration of such royalty obligation and payment of all such amounts due, such licenses shall become on a Product-by-Product, country-by-country basis, fully paid-up, non-exclusive, royalty-free, irrevocable and perpetual; and (ii) lcagen complies with Sections 8.1 through 8.6 and Sections 10.1 through 10.3 (with all references in such Sections to Roche being deemed to refer to lcagen, and all references in such Sections to lcagen being deemed to refer to Roche, in each case, solely for purposes of this Section 16.3.3(d). For any Patent Right licensed to lcagen after

34

termination, lcagen shall be solely responsible for any costs incurred in Handling or enforcing such Patent Rights and shall promptly reimburse Roche for any costs incurred in this regard. Alternatively, Roche shall have the right to assign such Patent Rights to lcagen provided that such assignment will not extinguish lcagen’s obligations to pay royalties to Roche.

16.3.4	Direct License

lrrespective of anything to the contrary in this Agreement,

(a)	any Compulsory Sublicense shall remain in full force and effect is may be required by Applicable Law, and

(b)	any existing, permitted sublicense granted by Roche under Section 2.2 of this Agreement (and any further sublicenses thereunder) shall, upon the written request of Roche, remain in full force and effect, provided that [***].

16.3.5	Other Obligations

16.3.5.1	Obligations Related to Ongoing Activities

[***] Notice, then Roche (a) shall have the right to cancel all ongoing obligations and (b) shall complete all non-cancellable obligations at its own expense.

lf lcagen provides such timely Continuation Election Notice, then from the date of notice of termination until the effective date of termination, Roche shall continue activities, including preparatory activities, ongoing as of the date of notice of termination. However, Roche shall not be obliged to initiate any new activities not ongoing at the date of notice of termination.

After the effective date of termination, Roche shall have no obligation to perform and/or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

Notwithstanding the foregoing, in case of termination by lcagen under Section 16.2.1 or 16.2.2 or by Roche under Section 16.2.4, upon the request of lcagen, Roche shall complete any Clinical Studies related to the Product(s) that are being conducted under its lND for the Product(s) and are ongoing as of the effective date of termination; provided, however, that

(i)	both lcagen and Roche in their reasonable judgment have concluded that completing any such Clinical Studies does not present an unreasonable risk to patient safety;

(ii)	Roche shall have no obligation to recruit or enroll any additional patients after the effective date of termination; and

(iii)	lcagen agrees to reimburse Roche for all of its development costs that arise after the effective date of termination in completing such Clinical Studies.

16.3.5.2	Obligations Related to Manufacturing

a)	Clinical Supplies

ln the case of termination by lcagen according to Section 16.2.1 or 16.2.2 or by Roche under Section 16.2.4, if lcagen elects to develop the Product(s), Roche shall transfer all existing and available clinical material to lcagen at Roche’s fully burdened manufacturing cost. Roche shall have no obligation to perform any additional activities concerning the clinical supplies (e.g. retesting, analyses). lcagen shall assume all liability for the use of such material.

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b)	Commercial Supplies

ln the case of termination by lcagen according to Section 16.2.1 or 16.2.2 or by Roche under Section 16.2.4, if a Product is marketed in any country of Territory on the date of the notice of termination of this Agreement, upon the request of lcagen, Roche shall manufacture and supply reasonable amounts of such Product to lcagen under a manufacturing transfer and transition plan for a period that shall not exceed [***] from the effective date of the termination of this Agreement at a price to be agreed by the Parties in good faith, but in no event exceeding (i) Roche’s fully burdened manufacturing cost, if Product is manufactured tor Roche through a Third Party contract, or (ii) Roche’s fully burdened manufacturing cost plus a mark-up of [***], if Roche manufactures Product itself, as calculated on a consistent basis according to its then current accounting procedures. lcagen shall use Commercially Reasonable Efforts to take over the manufacturing as soon as possible after the effective date of termination.

16.3.5.3	Ancillary Agreements

Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto, if any.

16.3.5.4	Limitations on Grant-Backs; Transfer Expenses

For purposes of clarity, irrespective of anything to the contrary in this Agreement:

a)	All transfers and licenses from Roche to lcagen (or other obligations of Roche) under Section 16.3 are solely with respect to Product(s) that are not Combination Product(s) and also exclude any Companion Diagnostics. Such transfers, licenses and obligations do not extend to other therapeutically active ingredients or products, even if physically mixed, combined or packaged together with a Product, and even if a Product is intended (according to the investigation plan, proposed labeling or actual labeling, as applicable) for use with such other therapeutically active ingredients or products.

b)	ln connection with research studies, clinical trials or other activities associated with the development and commercialization of Products, Roche may have collected (i) personally identifiable information about individual human subjects and/or (ii) human biological samples (collectively, “Pll/Samples”). Legal and contractual restrictions may apply to such Pll/Samples. Roche shall have no obligation to transfer such Pll/Samples unless necessary for the continued development of the Product, in which case Roche shall not be obliged to transfer any Pll/Samples that Roche in good faith believes would be prohibited or would subject Roche to potential liability by reason of Applicable Law, contractual restrictions or insufficient patient consent. lf Roche transfers any such Pll/Samples, lcagen shall use for the sole purpose of developing and commercializing the Product, and lcagen shall be responsible for the correct use of the Pll/Samples in line with the informed consent forms (including but not limited to potential re-consenting of the patients at lcagen’s costs).

c)	lcagen shall promptly reimburse Roche for all reasonable out-of-pocket costs and expenses (including FTE charges) incurred by or on behalf of Roche for transfer activities from Roche to lcagen under Sections 16.3.1 and 16.3.3 (“Roche Transfer Activities”); however transfer activities corresponding to the return of material remains, data, reports, records, documents, Regulatory Filings and Regulatory Approvals originally provided by lcagen to Roche no less than [***] from the effective date of termination (“lcagen-Originated Transfer Activities”) shall be returned to lcagen free of charge. lf lcagen desires Roche Transfer Activities other than lcagen-Originated Transfer Activities, lcagen shall make a payment to Roche of [***] US Dollars (US$[***]) (“Minimum Transfer Payment”). The Minimum Transfer Payment shall be non-refundable, but shall be fully creditable against lcagen’s reimbursement for the Roche Transfer Activities. Roche shall be under no obligation to provide Roche Transfer Activities (beyond than lcagen-Originated Transfer Activities) prior to receipt of the Minimum Transfer Payment or if the Minimum Transfer Payment is received after the effective date of the termination.

d)	Unless otherwise agreed to by the Parties, transfer of physical materials that are required under Roche Transfer Activities shall be delivered, at Roche’s option, FCA international courier near location where materials stored at time of transfer (lncoterms 2010). lcagen pays for all shipping and arranges courier details.

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e)	lcagen may not use any documents or materials provided by Roche as part of the license or transfer to lcagen under this Section 16.3 as evidence in any legal proceedings against Roche.

16.3.5.5	Royalty and Payment Obligations

Nothing herein shall be construed to release either Party of any obligation which matured prior to the effective date of any termination. A Party’s liability for any charges, payments or expenses due to the other Party that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date or disputed by paying Party in good faith) shall be immediately due and payable on the termination date.

16.4	Survival

Article 1 (Definitions, to the extent necessary to interpret this Agreement), Articles 7, 8 and 10 (Payment, Accounting and Reporting, and Auditing, each to the extent payment obligations exist at the time of termination), Article 9 (Taxes, to the extent such were incurred at the time of termination), Section 11.1 (Ownership of lnventions); Article 13 (lndemnification), Article 15 (Obligation Not to Disclose Confidential lnformation), Article 16 (Term and Termination), Section 18.1 (Governing Law) and Section 18.3 (Arbitration) shall survive any expiration or termination of this Agreement for any reason.

17.	Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by lcagen to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Unless Roche elects to terminate this Agreement, the Parties agree that Roche, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

18.	Miscellaneous

18.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of lnternational Contracts on the Sale of Goods (the Vienna Convention).

Notwithstanding anything to the contrary in this Agreement, issues regarding the scope, construction, validity and/or enforceability of any Patent Rights shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions have issued the Patent Rights in question.

18.2	Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For lcagen:	President of lcagen’s parent company Ligand Pharmaceuticals lncorporated

For Roche:	Head of Roche Partnering

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18.3	Arbitration

Except for an Excluded Claim and disputes that are within the scope of authority granted the JRC, should the Parties fail to agree within [***] after a dispute has first arisen, it shall be finally settled by arbitration in accordance with the Rules of American Arbitration Association (AAA) as in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. The place of arbitration shall be New York City, New York, US. The language to be used shall be English.

18.3.1	Arbitrators

Each Party shall nominate one arbitrator. Should the claimant fail to appoint an arbitrator in the request for arbitration within [***] of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within [***] of being requested to do so, the other Party shall request the AAA to make such appointment.

The arbitrators nominated by the Parties shall, within [***] from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who will act as a chairman of the Arbitral Tribunal.

Should such procedure not result in an appointment within the [***] time limit, either Party shall be free to request the AAA to appoint the third arbitrator.

Where there is more than one claimant and/or more than one respondent, the multiple claimants or respondents shall jointly appoint one arbitrator.

lf any Party-appointed arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this clause.

New York shall be the seat of the arbitration. The arbitrators shall, in rendering any decision hereunder, apply the substantive law set forth in Section 18.1 without regard to conflict of laws provisions. The Parties have agreed that English Rules of Evidence, and in particular common law discovery or disclosure, shall not apply to any arbitration under this clause. A request to produce documents by the Parties shall be considered by the Arbitral Tribunal according to Article 3 of the lBA (lnternational Bar Association) Rules of Evidence.

Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

18.3.2	Decisions; Timing of Decisions

The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, within no later than [***] from the date on which the arbitrators were appointed to the dispute. A transcript of the evidence adduced at the arbitration hearing shall be made and, upon request, shall be made available to each Party.

Notwithstanding the above, in the case of JRC disputes that are not finally resolved pursuant to Section 6.6.3, the arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, within no later than [***] from the date on which the arbitrators were appointed to the dispute.

The time periods set forth in the AAA Rules shall be followed; provided however that the arbitrators may modify such time periods as reasonably necessary to render a written opinion in accordance with this Section 18.3.2.

The Arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.

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This arbitration agreement does not preclude either Party seeking conservatory or interim measures from any court of competent jurisdiction including, without limitation, the courts having jurisdiction by reason of either Party’s domicile. Conservatory or interim measures sought by either Party in any one or more jurisdictions shall not preclude the Arbitral Tribunal granting conservatory or interim measures. Conservatory or interim measures sought by either Party before the Arbitral Tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

ln the event that any issue shall arise which is not clearly provided for in this Section 18.3, the matter shall be resolved in accordance with the AAA Rules.

Any arbitration proceeding hereunder shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential lnformation. Except as required by law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

Notwithstanding anything to the contrary in this Agreement, any and all issues regarding the scope, construction, validity and/or enforceability of any Patent Rights shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent Rights in question.

Notwithstanding anything to the contrary in this Agreement, any and all issues regarding a breach or alleged breach of a Party’s obligations under Article 15 (Obligation Not to Disclose Confidential lnformation) shall be determined in a court of competent jurisdiction under the laws of New York, with express exclusion of its conflict of laws principles.

18.4	Assignment

Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of the Party seeking to assign, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party.

18.5	Debarment

lcagen represents and warrants that neither lcagen nor lcagen’s employees have ever been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. ln the event lcagen or an employee of lcagen receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, lcagen shall immediately notify Roche in writing and Roche shall have the right, but not the obligation, to terminate this Agreement for breach, effective, at Roche’s option, immediately or at a specified future date.

18.6	lndependent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and not- withstanding any other provision of this Agreement to the contrary, lcagen legal relationship to Roche under this Agreement shall be that of independent contractor, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

39

18.7	Unenforceable Provisions and Severability

lf any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However, the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

18.8	Waiver

The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

18.9	Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

18.10	Entire Understanding

This Agreement contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

18.11	Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

18.12	lnvoices

All invoices that are required or permitted hereunder shall be in writing and sent by lcagen to Roche at the following address or such other address as Roche may later provide:

[***]

Attn:[***]

18.13	Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to lcagen, to:	lcagen, LLC
[***]
Attn: [***]
Email: [***]
[no facsimile number provided]

and:	lcagen, LLC
c/o Ligand Pharmaceuticals lncorporated
[***]
Attn: General Counsel
Email: [***]
[no facsimile number provided]

40

if to Roche, to:	[***]
Attn: Legal Department
Facsimile No.: [***]

and:	[***]
Attn. Corporate Secretary
Facsimile No.: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

[Signature Page Follows]

41

IN WITNESS WHEREOF, the Parties have entered into this Amended and Restated License Agreement as of the date first set forth above.

Icagen, LLC

[***]
Name:	[***]
Title:	Manager

F. Hoffmann-LaRoche Ltd

[***]		[***]
Name:	[***]	Name:	[***]
Title:		Title:	Global Alliance & Asset Director

Hoffmann-LaRoche Ltd

[***]
Name:	[***]
Title:	Authorized Signatory

Appendix 15.3

[***]

Target 2

++++NOT FOR RELEASE ++++ CONFIDENTIAL DRAFT FOR PARTNER REVIEW++++

Contacts:

Ligand Pharmaceuticals Incorporated Patrick O’Brien Email: investors@ligand.com Phone: (858) 550-7893 Twitter: @Ligand LGND	LHA Investor Relations Bruce Voss Email: bvoss@lhai.com Phone: (310) 691-7100

Ligand Announces Icagen’s Expansion of Collaboration with Roche to Develop and Commercialize Therapies for Neurological Diseases

•	Collaboration initiates second Roche program utilizing

•	Icagen’s Ion Channel Drug Discovery Platform

SAN DIEGO (May 29, 2020)—Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) and Icagen, a Ligand Company announced today the expansion of Icagen’s license agreement with Roche to develop and commercialize small molecule ion channel modulators for the treatment of neurological disorders, by adding a second program to the agreement. The new program incorporates Icagen’s ion channel technology and expertise and is directed at a specific novel ion channel target relevant to neurodegenerative disease. The new program is in addition to on-going work on another novel CNS target.

“Icagen’s collaboration with Roche was a key value-driver in the acquisition of the Icagen business, and we are very pleased to see this expansion and extension of the relationship,” said John Higgins, Chief Executive Officer of Ligand. “This type of deal fits perfectly within the Ligand strategy to establish and leverage partnerships with global leaders in the industry as they look to access our technology for their drug discovery and development needs. The Icagen team has been a great addition to Ligand’s business.”

“We are pleased to extend and expand our collaboration with Roche and its drug discovery team in Basel,” said Icagen Site Head Douglas Krafte, PhD. “Our initial neurology program with Roche continues to make great progress and we hope to assist Roche in bringing multiple meaningful therapies to patients in areas of neurological disease with major unmet needs through both our initial and this new program.”

Terms of Expanded Icagen and Roche Collaboration

Under the terms of the license agreement, Roche made a cash upfront payment and will provide research funding to Icagen. In addition, Icagen is eligible to potentially receive development and commercial milestone payments of up to $274 million and royalty payments should a drug be commercialized from any of the collaboration’s programs.

Icagen will be responsible for most preclinical activities up to lead optimization with both Icagen and Roche applying resources to identify candidates for entry into IND-enabling studies. Roche will be responsible for the further development and commercialization of the program.

About Icagen, a Ligand Company

Icagen, a Ligand Company, is an early drug discovery company focused on ion channel and transporter drug discovery with research facilities located in Durham, N.C. Icagen partners with the pharmaceutical industry to develop first-in-class therapies for patients in need, typically under arrangements in which we work closely with our partners through the time of clinical candidate selection and our partners are responsible for the clinical development and commercialization. Icagen, a Ligand Company, is a subsidiary of Ligand Pharmaceuticals Incorporated. For more information, please visit www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. The Vernalis Design Platform (VDP) integrates protein structure determination and engineering, fragment screening and molecular modeling, with medicinal chemistry, to help enable success in novel drug discovery programs against highly-challenging targets. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Icagen, a Ligand Company, focuses on ion channel and transporter drug discovery as it partners with the pharmaceutical industry to develop first-in-class therapies for patients in need. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: the potential benefits of the Icagen/Roche license and collaboration agreement programs; Ligand’s belief that recent events in its partnered programs will enhance value; whether Ligand’s pipeline will provide a source of growth and future diversified cash flow; the potential entry into new license or partnering agreements; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2020 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: there can be no assurance that either the original or expansion Roche program with Icagen will be able to successfully identify any desirable drug candidates or that any drug candidates developed in such programs would be clinically or commercially successful, all of which might result in the potential milestone payments and royalties not being earned; Ligand may not receive expected revenue from royalties, Captisol sales, contract and service revenue; the COVID-19 pandemic has disrupted Ligand’s and its partners’ business, including delaying manufacturing, pre-clinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2020; development of product candidates by Ligand partners may not be successful; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; there may not be a market for the product(s) even if successfully developed and approved; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand’s partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional contract revenue we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Amendment to Amended and Restated

License Agreement

This amendment (“First Amendment”), effective as of June 30, 2021 (“First Amendment Effective Date”), is made to the Amended and Restated License Agreement (“Agreement”), made on May 29, 2020, by and between F. Hoffmann-La Roche Ltd (“Roche Basel”) and Hoffmann-La Roche Inc. (“Roche US”; Roche Basel and Roche US together referred to as “Roche”), on the one hand, and Icagen, LLC (“Icagen”) on the other hand. Each capitalized term not defined herein shall have the meaning ascribed in the Agreement.

WHEREAS, Roche and Icagen want to add [***] as a third Target under the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

The Agreement shall be amended as follows:

Section 1.36 shall be deleted in its entirety and replaced with the following new Section 1.36:

1.36 FTE Rate

The term “FTE Rate” shall mean the amount of [***] US dollars (US$[***]) per FTE, on a fully burdened cost basis.

Section 1.73 shall be deleted in its entirety and replaced with the following new Section 1.73:

1.73 Research Plan

The term “Research Plan” shall mean the plan of research agreed by the Parties for the conduct of activities designed to identify, research and develop compounds that modulate a Target [***]) and outlining the work expected to be performed and budget. The initial Research Plans for Target 1, Target 2 and Target 3 are attached as Appendix 1.73.

Section 1.75 shall be deleted in its entirety and replaced with the following new Section 1.75:

1.75 Research Term

The term “Research Term” shall mean the period of time in which a Research Program shall be conducted, commencing for Target 1 on the Effective Date and continuing until [***] after the Effective Date, and for Target 2 commencing on the date the Research Program for Target 2 begins and continuing for [***] thereafter, and for Target 3 commencing on the date the Research Program for Target 3 begins and continuing for [***] thereafter, in each case unless extended pursuant to Section 3.1.5.

Section 1.84 shall be deleted in its entirety and replaced with the following new Section 1.84:

1.84 Target

The term “Target” shall mean (i) [***] (“Target 1”), (ii) [***] (“Target 2”), (iii) [***] (“Target 3”), or (iv) a subsequent target agreed by the Parties (“Target 4”, et seq.).

Section 1.90 shall be amended by adding a new row at the end of the table therein to read in full as follows:

Target 4	1.84

Section 3.1.1 shall be deleted in its entirety and replaced with the following new Section 3.1.1:

3.1.1	Scope

Roche and Icagen shall conduct mutually agreed Research Programs each pursuant to a Research Plan during the Research Term. The activities conducted in connection with a Research Program will be overseen by the JRC with the objective to discover Compounds and identify Compounds meeting the CCS Criteria. A Research Plan will be divided in several phases as shown below:

Phase	Icagen Responsibility	Roche Responsibility
Preparation	[***]
Finding Qualified Hits	[***]
From qualified hits to LSI	[***]
From LSI to CLS	[***]	[***]
From CLS to CCS	[***]	[***]

During the Research Term for Target 1, as described in the Research Plan for Target 1, there shall be between [***] and [***] FTEs per year at Icagen (for a total of [***] FTEs up to CLS) working on the Research Program for Target 1. During the Research Term for Target 2, as described in the Research Plan for Target 2, there shall be between [***] and [***] FTEs per year at Icagen (for a total of [***] FTEs up to CLS) working on the Research Program for Target 2. During the Research Term for Target 3, as described in the Research Plan for Target 3, there shall be between [***] and [***] FTEs per year at Icagen (for a total of [***] FTEs up to CLS) working on the Research Program for Target 3. Specific FTE requirements for future Targets (i.e., Target 4, etc.) will be determined by Research Plans specific to those targets, but are anticipated to be similar to totals for Target 1 and Target 2 for programs beginning at a similar stage. Additional FTEs, if required, will be defined by JRC for CLS to CCS activities. FTEs shall be charged at the applicable FTE Rate pursuant to Section 1.36. Roche will also pay any other external expenses as budgeted and set forth in each Research Plan.

If CLS for Target 1 has been achieved within [***] after the Effective Date, or if CLS for Target 2 has been achieved within [***] after the Parties agreeing to begin the Target 2 Research Program, then the relevant Research Term will terminate upon such achievement and no further FTE funding commitment from Roche will remain, unless otherwise agreed by the JRC.

Section 7.2 shall be deleted in its entirety and replaced with the following new Section 7.2:

7.2	New Program Initiation Payments

For Target 2 and each Target thereafter, upon the Parties agreeing to begin a new Research Program and within [***] after receipt of an invoice from Icagen, Roche shall pay to Icagen [***] US dollars (US$[***]). [***]

Appendices 1.8, 1.12, 1.57, 1.68, and 1.73 shall be replaced with the attached new appendices.

Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this First Amendment as of the First Amendment Effective Date.

Icagen, LLC

[***]
Name:	[***]
Title:	Manager

F. Hoffmann-La Roche Ltd

[***]		[***]
Name:	[***]	Name:	[***]
Title:	Authorized Signatory	Title:	Global Alliance & Asset Director

Hoffmann-La Roche Inc.

[***]
Name:	[***]
Title:	Authorized Signatory